UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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DISCOVER FINANCIAL SERVICES

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2500 Lake Cook Road

Riverwoods, Illinois

February 26, 2008

Dear Fellow Shareholder:

I cordially invite you to attend Discover Financial Services’ 2008 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on April 10, 2008, at our corporate headquarters located at 2500 Lake Cook Road, Riverwoods, Illinois 60015.

All shareholders of record at the close of business on February 11, 2008 of our outstanding shares of Common Stock will be entitled to vote at the Annual Meeting.

Your vote is important! Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it as promptly as possible. You may also submit your proxy over the Internet or by telephone. Mailing your completed proxy or using the telephone or Internet voting systems will not prevent you from voting in person at the meeting if you are a shareholder of record and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement. Our 2007 Financial Annual Report, which is being sent to you along with the proxy statement, contains information about our company and its financial performance.

I am very much looking forward to our first annual meeting of shareholders since Discover Financial Services became an independent public company.

Very truly yours,

Dennis D. Dammerman

Chairman of the Board

2500 Lake Cook Road

Riverwoods, Illinois

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 10, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Discover Financial Services, a Delaware corporation, will be held at 9:00 a.m., local time, on April 10, 2008, at our corporate headquarters located at 2500 Lake Cook Road, Riverwoods, Illinois 60015, for the following purposes:

1.	Elect members of the Board of Directors.

2.	Ratify the appointment of Deloitte & Touche LLP as independent auditor.

3.	Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors recommends that you vote FOR the election of the director nominees named on Proposal 1 of the enclosed Proxy Statement and FOR the ratification of the appointment of the auditors.

Our shareholders of record on February 11, 2008 are entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting that may take place. To gain admission to the annual meeting of shareholders, you will need to show that you are a shareholder of the Company. All shareholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your name will be compared to the list of registered shareholders to verify your share ownership. If your shares are in the name of your broker or bank, you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the annual meeting of shareholders. In the interests of security, all packages and bags are subject to inspection. Please arrive in advance of the start of the meeting to allow time for identity verification.

You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed Proxy Card and return it in the enclosed prepaid envelope or follow the alternative voting procedures described in the Proxy Card.

By Order of the Board of Directors,

Kathryn McNamara Corley

Executive Vice President, General Counsel and Secretary

February 26, 2008

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY OR FOLLOW ANY ALTERNATIVE VOTING PROCEDURES DESCRIBED ON THE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

DISCOVER FINANCIAL SERVICES

2500 Lake Cook Road

Riverwoods, Illinois 60015

(224) 405-0900

Proxy Statement

The Board of Directors of Discover Financial Services is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on April 10, 2008, at 9:00 a.m., local time, and any adjournment or postponement of that meeting. The meeting will be held at our corporate headquarters located at 2500 Lake Cook Road, Riverwoods, Illinois 60015. This Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Financial Annual Report to Shareholders was first mailed on or about March 6, 2008, to all shareholders of record as of February 11, 2008 (the “Record Date”). The only voting securities of the Company are shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), of which there were 479,127,356 shares outstanding as of the Record Date (excluding treasury stock). We need a majority of the shares of Common Stock outstanding on the record date present, in person or by proxy, to hold the annual meeting.

In this proxy statement, we refer to Discover Financial Services as the “Company,” “Discover,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Discover Financial Services’ fiscal year, we mean the twelve-month period ending November 30 of the stated year (for example, fiscal 2007 is December 1, 2006 through November 30, 2007).

The Company’s Financial Annual Report to Shareholders, which contains consolidated and combined financial statements for fiscal 2007, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for fiscal 2007 that was filed with the Securities and Exchange Commission (“SEC”), without charge, by writing to or telephoning our Investor Relations department at the above address or telephone number. The Company’s Annual Report on Form 10-K is also available in the “Investor Relations” section of www.discover.com.

This is the first Annual Meeting of Shareholders of Discover Financial Services. The Company became an independent, publicly traded company upon the distribution of its Common Stock to shareholders of Morgan Stanley (“Morgan Stanley”), the Company’s former parent company, on June 30, 2007 (the “Spin-Off”).

THE PROXY PROCESS AND STOCKHOLDER VOTING

Why Did I Receive These Materials?

Shareholders of the Company at the close of business on the Record Date are entitled to vote at the Company’s Annual Meeting of Shareholders. This Proxy Statement provides notice of the shareholder meeting, describes the two proposals presented for shareholder action and includes information required to be disclosed to shareholders. The accompanying proxy card (the “Proxy Card”) provides shareholders with a simple means to vote on the described proposals without having to attend the shareholder meeting in person.

What Does It Mean If I Receive More Than One Set Of Materials?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker. In these situations you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards you receive in order to vote all of the shares you own. Each Proxy Card you received came with its own prepaid return envelope. If you vote by mail, make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

Does My Vote Matter?

YES! We are required to obtain shareholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary shareholder approval of proposals, a “quorum” of shareholders (a majority of the issued and outstanding shares entitled to vote, excluding treasury stock) must be represented at the meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or its shareholders. Since few shareholders can spend the time or money to attend shareholder meetings in person, voting by proxy is important to obtain a quorum and complete the shareholder vote.

How Do I Vote?

You may vote by mail or follow any alternative voting procedure described on the Proxy Card. To use an alternative voting procedure, follow the instructions on each Proxy Card that you receive.

To vote by mail, sign and date each Proxy Card you receive, indicating your voting preference on each proposal, and return each Proxy Card in the prepaid envelope which accompanied that Proxy Card. If you return a signed and dated Proxy Card but you do not indicate your voting preferences, your shares will be voted in favor of each of the director nominees and the ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”).

By returning your signed and dated Proxy Card or providing instructions by the alternative voting procedure in time to be received for the 2008 Annual Meeting of Shareholders, you authorize Kathryn McNamara Corley and Simon Halfin to act as your proxies to vote your shares of Common Stock as specified.

How Many Votes Are Required To Approve A Proposal?

Each director will be elected by a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by shareholders and the Board accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision within 90 days after the election results are certified.

The ratification of Deloitte & Touche’s appointment requires the affirmative vote of a majority of the shares of Common Stock represented at the annual meeting and entitled to vote thereon.

You may “abstain” from voting for any nominee in the election of directors and on the proposal to ratify the appointment of Deloitte & Touche. Shares voting “abstain” on any nominee for director will be excluded entirely from the vote and will have no effect on the election of directors. Shares voting “abstain” on the proposal to ratify the appointment of Deloitte & Touche will be counted as present at the annual meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

What Is The Effect Of Not Voting?

The effect of you not voting depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a Registered Holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Except as described below, assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following question, in the absence of your voting instruction, your broker may or may not vote your shares.

If I Don’t Vote, Will My Broker Vote For Me?

If you own your shares through a broker and you don’t vote, your broker may vote your shares in its discretion on some “routine matters.” With respect to other proposals, however, your broker may not be able to vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the “broker non-vote.” “Broker non-vote” shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. The Company believes that both proposals set forth in this Proxy Statement are routine matters on which brokers will be permitted to vote any unvoted shares.

If I Own My Shares Through A Broker, How Is My Vote Recorded?

Brokers typically hold shares of common stock for many shareholders. In this situation the Registered Holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in “Street Name.” The “Beneficial Owners” do not appear in the Company’s shareholder register. Therefore, for shares held in Street Name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform the Company how many of their clients are Beneficial Owners and the Company provides the broker with that number of proxy materials. Each broker then forwards the proxy materials to its clients who are Beneficial Owners to obtain their votes. When you receive proxy materials from your broker, the accompanying return envelope is addressed to return your executed Proxy Card to your broker. Shortly before the meeting, each broker totals the votes and submits a Proxy Card reflecting the aggregate votes of the Beneficial Owners for whom it holds shares.

If I Own My Shares In The Discover Financial Services 401(k) Plan, How Is My Vote Recorded?

Mellon Bank, N.A. (“Mellon”), the trustee and custodian of the Discover 401(k) Plan, must receive your voting instructions for the Common Stock held on your behalf in this plan on or before April 7, 2008. If Mellon does not receive your voting instructions by that date, it will vote your shares together with forfeited shares in the Discover 401(k) Plan, in the same proportion as the voting instructions that it receives from other Discover 401(k) Plan participants. On February 11, 2008, there were 2,961,637 shares in the Discover 401(k) Plan.

If I Own My Shares In The Morgan Stanley 401(k) Plan, How Is My Vote Recorded?

Mellon, the trustee and custodian of the Morgan Stanley 401(k) Plan, must receive your voting instructions for the Common Stock held on your behalf in this plan on or before April 7, 2008. If Mellon does not receive your voting instructions by that date, it will vote your shares together with forfeited shares in the Morgan Stanley 401(k) Plan, in the same proportion as the voting instructions that it receives from other Morgan Stanley 401(k) Plan participants. On February 11, 2008, there were 17,574,570 shares in the Morgan Stanley 401(k) Plan.

Is My Vote Confidential?

Yes. The vote of any shareholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except (a) as necessary to meet legal requirements or to assist in the pursuit or defense of legal action; (b) if the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes; (c) in the event of a proxy, consent or other solicitation in opposition to the voting recommendation of the Board of Directors; or (d) if you request, or consent to disclosure of your vote or if you write comments on your proxy card or ballot.

Can I Revoke My Proxy And Change My Vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a Registered Holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation delivered to the Corporate Secretary; (ii) by submitting another valid proxy bearing a later date (including through any alternative voting procedure described on the Proxy Card); or (iii) by attending the meeting and giving the Company’s inspectors of elections (the “Inspectors of Elections”) notice that you intend to vote your shares in person. If your shares are held by a broker, you must contact your broker in order to revoke your proxy.

Will Any Other Business Be Transacted At The Meeting? If So, How Will My Proxy Be Voted?

Management does not know of any business to be transacted at the Annual Meeting of Shareholders other than those matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, or any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Who Counts The Votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of BNY Mellon, the Company’s independent Transfer Agent and Registrar. If you are a Registered Holder, your executed Proxy Card is returned directly to BNY Mellon for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to BNY Mellon on behalf of its clients.

How Much Does The Proxy Solicitation Cost?

The largest expense in the proxy process is printing and mailing the proxy materials. We also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Stock. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and the accompanying Proxy Card, Notice of Meeting and Financial Annual Report to Shareholders.

PROPOSAL 1

Election of Directors

Our Board currently has eleven (11) directors. The entire Board stands for election at each annual meeting of shareholders. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The nominees are all current directors of Discover Financial Services, and each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

The Board recommends that you vote “FOR” the election of all of the eleven director nominees: Jeffrey S. Aronin, Mary K. Bush, Gregory C. Case, Dennis D. Dammerman, Robert M. Devlin, Philip A. Laskawy, Michael M. Moskow, David W. Nelms, Michael L. Rankowitz, E. Follin Smith and Lawrence A. Weinbach. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Information Concerning Nominees for Election as Directors

Jeffrey S. Aronin, 40. Director since 2007. Mr. Aronin is president and chief executive officer of Ovation Pharmaceuticals, Inc., a biopharmaceutical company he founded in 2000. He is the former chairman and chief executive officer at MedCare Technologies Inc., a publicly held healthcare company. He also has held various executive positions at American Health Products Corporation, including leadership of both marketing and business development, and in the pharmaceutical division of Carter-Wallace, Inc.

Mary K. Bush, 59. Director since 2007. Ms. Bush has served as the president of Bush International, which advises U.S. companies and foreign governments on international financial markets, banking and economic matters, since 1991. She has served as the U.S. government’s representative on the IMF Board, head of the Federal Home Loan Bank System and head of International Finance at Fannie Mae. In 2006, President Bush appointed her chairman of the HELP Commission, whose goal is to improve the effectiveness of U.S. foreign aid. Ms. Bush is a member of the board of directors of UAL Corporation, Brady Corp., Briggs & Stratton Corporation, ManTech International Corporation and The Pioneer Family of Mutual Funds.

Gregory C. Case, 45. Director since 2007. Mr. Case has been president and chief executive officer of Aon Corporation since 2005 and is a member of the company’s Board of Directors. Prior to joining Aon, Mr. Case was with McKinsey & Company, the international management consulting firm, for 17 years, most recently serving as head of the Financial Services Practice. Prior to joining McKinsey, he worked for the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank in Kansas City. He serves as a director of Children’s Memorial Hospital, the Economic Club of Chicago, and the Financial Services Roundtable, among others.

Dennis D. Dammerman, 62. Chairman and Director since 2007. Mr. Dammerman retired in 2005 as vice chairman of the board and executive officer of General Electric Company and director, chairman and chief executive officer of GE Capital Services, after a nearly 40-year career with GE. He is chairman of the board of directors of Capmark Financial Group Inc. and a director of BlackRock, Inc.

Robert M. Devlin, 66. Director since 2007. Mr. Devlin is chairman of Curragh Capital Partners, a private equity and investment firm he founded in 2002. He is a principal owner and a director of Forethought Financial Group Inc., a life insurance and financial services company. He also serves as a senior advisor to Lazard, Inc., and is a director of Cooper Industries, Ltd. and LKQ Corporation. He was chairman, president and chief executive officer of American General Corporation from 1996 to 2001.

Philip A. Laskawy, 66. Director since 2007. Mr. Laskawy retired in 2001 as chairman and chief executive officer of Ernst & Young LLP, an accounting firm, after 40 years with the firm. He currently serves as a member of the board of directors of General Motors Corporation, Henry Schein, Inc. and Loews Corporation. He also is chairman of the International Accounting Standards Committee Foundation.

Michael H. Moskow, 70. Director since 2007. Mr. Moskow retired as president and chief executive officer of the Federal Reserve Bank of Chicago in 2007, where he had served since 1994. From 1993-1994, he was a full-time faculty member at Northwestern University (Kellogg School of Management). Prior to teaching at Northwestern, Mr. Moskow was a deputy U.S. trade representative with the rank of Ambassador, following his appointment by President George H. Bush in 1991. From 1969 to 1977, he held a number of senior positions with the U.S. government, including undersecretary of labor at the U.S. Department of Labor, director of the Council on Wage and Price Stability and senior staff economist with the Council of Economic Advisers. Mr. Moskow serves on the board of directors of Commonwealth Edison Company, Northern Trust Mutual Funds and Diamond Management and Technology Consultants.

David W. Nelms, 47. Director since 1998. Mr. Nelms has served as our chief executive officer since 2004 and was president and chief operating officer from 1998 to 2004. Mr. Nelms was also our Chairman from 2004 until the Spin-Off. Prior to joining Discover, Mr. Nelms worked at MBNA America Bank from 1991 to 1998, most recently as a vice chairman. From 1990-1991, Mr. Nelms was a senior product manager for Progressive Insurance. From 1986-1990, Mr. Nelms was a management consultant with Bain & Company.

Michael L. Rankowitz, 50. Director since 2007. Mr. Rankowitz has served as a consultant to Morgan Stanley, and as a member of its pension committee, since 2006. In 2001, he retired from Morgan Stanley, where he worked for more than 20 years, most recently as co-head of Global High Yield, responsible for risk management, research and sales for high yield, emerging markets, bank debt and distressed securities. He is a director and chairman of the Finance Committee of the New York Racing Association.

E. Follin Smith, 48. Director since 2007. Ms. Smith retired from Constellation Energy Group, Inc. in May 2007 where she was executive vice president, chief financial officer and chief administrative officer. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, she served as senior vice president and chief financial officer of Armstrong Holdings, Inc. Prior to joining Armstrong, Ms. Smith held senior financial positions with General Motors, including chief financial officer for the company’s Delphi Chassis System division. She is on the board of directors of Ryder System, Inc., and the board of trustees of the Darden Foundation of the University of Virginia.

Lawrence A. Weinbach, 68. Director since 2007. Mr. Weinbach has been a partner of Yankee Hill Capital Management LLC, a private equity firm, since 2006. Prior to that, he was the executive chairman of Unisys Corporation, a worldwide information services and technology company, from 2005 to 2006, and its chairman and chief executive officer from 1997 to 2004. He began his career in 1961 at Arthur Andersen, ultimately serving as managing partner and chief executive of Andersen Worldwide, a global professional services organization, which included Arthur Andersen and the company known as Accenture from 1989 to 1997. Mr. Weinbach serves on the boards of directors of Avon Products, Inc., UBS AG and Quadra Realty Trust, Inc.

CORPORATE GOVERNANCE

Director independence

In connection with our Spin-Off, the Board of Directors adopted our Corporate Governance Policies, which contain the director independence guidelines. The Board uses these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and the requirements set forth in the New York Stock Exchange’s Corporate Governance Rules (“Rules”). In each case, the Board broadly considers all relevant facts and circumstances and applies the guidelines and the Rules in determining whether or not directors qualify as “independent.” Our Corporate Governance Policies are available in the “Investor Relations” section of www.discover.com. Pursuant to our Corporate Governance Policies and the Rules, the Board reviewed the independence of all of our current directors.

During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family and members of the Company’s senior management. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that Jeffrey S. Aronin, Mary K. Bush, Gregory C. Case, Dennis D. Dammerman, Robert M. Devlin, Philip A. Laskawy, Michael M. Moskow, E. Follin Smith and Lawrence A. Weinbach are independent of the Company and its management under the standards set forth in the Corporate Governance Policies and the Rules. The Board determined that two (2) of our eleven (11) directors, David W. Nelms and Michael L. Rankowitz, were not independent. Mr. Nelms is considered an inside Director because of his employment as our Chief Executive Officer and, therefore, is not independent. Mr. Rankowitz is considered a non-independent outside Director as a result of his serving as a senior advisor to Morgan Stanley, our former parent, since 2006, in which capacity he received more than $100,000 in a twelve-month period in the last three years and, thus, he is precluded from being considered independent under our Corporate Governance Policies.

In determining that each of the Directors other than Messrs. Nelms and Rankowitz is or was independent, the Board considered, among other things, the following relationships, which it determined were immaterial to the Directors’ independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have during the last three years sold products and services to, and/or purchased products and services from, companies at which some of our Directors were officers during fiscal 2007. In each case, the amount paid to or received from these companies in each of the last three years did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues, the threshold set forth in our Corporate Governance Policies and the Rules. The Board also considered that certain companies at which some of our directors serve (or served) as officers (including Messrs. Dammerman, Aronin and Case and Ms. Smith) utilized the investment banking services of Morgan Stanley, our former parent, during the relevant period. All such relationships were arms’-length relationships provided in the ordinary course of Morgan Stanley’s business. The Board also considered that some Directors were directors (but not officers) of the companies or institutions that we engaged in business with or that we or Morgan Stanley made charitable contributions to during the fiscal year. In particular, the Board considered that our former parent made contributions during the last three years to the Alvin Ailey Dance Foundation, where Mr. Laskawy is the Chairman of the Executive Committee of the Board of Trustees, in excess of the greater of $1 million or 2% of the Foundation’s annual gross revenues during the year. Mr. Laskawy is not an officer or employee of the Foundation and received no personal benefit from the contributions, the contributions were by our former parent and not by our Company and the contributions did not violate our Corporate Governance Policies or the Rules. The Board determined that none of the relationships it considered impaired the independence of the nine (9) Directors specified above.

Board meetings and committees

Our Board of Directors held six meetings during fiscal 2007. Each director attended at least 75% or more of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. Our Board of Directors has established the following committees: Audit, Compensation and Nominating and Governance. The membership and function of each committee and the number of meetings held by each committee is described below.

Committee	Members	Primary Responsibilities	# of Meetings
Audit*	Mr. Laskawy (Chair) Mr. Moskow Ms. Smith	• Oversee the integrity of our consolidated financial statements, our system of internal control over financial reporting, our risk management, and the qualifications and independence of our independent registered accounting firm. • Oversee the performance of our internal auditor and independent auditor and our compliance with legal and regulatory requirements. • Sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent auditor.	5

Committee	Members	Primary Responsibilities	# of Meetings
Compensation	Mr. Dammerman (Chair) Mr. Aronin Mr. Devlin	• Annually review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluate his performance in light of these goals. • Determine the compensation of our executive officers and other appropriate officers. • Administer our incentive and equity-based compensation plans. • Oversee plans for management development and succession.	5

Nominating and Governance	Mr. Weinbach (Chair) Mr. Case Ms. Bush	• Identify and recommend candidates for election to our board of directors and each board Committee. • Establish procedures for its oversight of the evaluation of our Board of Directors and management. • Recommend director compensation and benefits. • Review annually our corporate governance policies.	3

*	Mr. Moskow was elected to the Board and the Audit Committee on September 20, 2007. Upon Mr. Moskow’s election, Ms. Bush concluded her service on the Audit Committee and remained a member of the Nominating and Governance Committee.

Our Board has adopted a written charter for each of the Audit, Compensation and Nominating and Governance Committees setting forth the roles and responsibilities of each committee. The charters are available in the “Investor Relations” section of www.discover.com.

All members of the Audit, Compensation and the Nominating and Governance Committees satisfy the standards of independence applicable to members of such committees. In addition, the Board has determined that Messrs. Laskawy and Moskow and Ms. Smith are “audit committee financial experts” as such term is defined by the SEC rules. Currently, Mr. Laskawy serves on the audit committees of three other public companies. The Board has determined that this simultaneous service does not impair his ability to effectively serve on the Audit Committee.

Board attendance at annual shareholder meeting.

The Company’s Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders.

Nomination of directors

The Nominating and Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors. This Committee may consider director candidates from a wide range of sources, including shareholders, officers and directors. The Board is responsible for nominating directors for election by the shareholders and filling any vacancies on the Board that may occur. In fiscal 2007, the Board used the services of James Drury Partners when selecting directors. The Company paid James Drury Partners approximately $315,000 for their services in fiscal 2007 in connection with the establishment of the Board at the time of the Spin-Off.

New director

The Nominating and Governance Committee recommends director candidates to the full Board after receiving input from all directors. The Board elected Mr. Moskow to the Board effective September 20, 2007. Several members of the Board recommended Mr. Moskow as a director candidate to the Nominating and Governance Committee. The Committee members met or spoke with Mr. Moskow to assess him as a director candidate. The Committee unanimously recommended to the full Board that Mr. Moskow be elected as a director. The Board followed the Committee’s recommendation.

Director qualifications

The Company’s Corporate Governance Policies describe our director qualifications. The Board seeks members who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management and their ability to represent the interests of shareholders. The Board will also take into account the diversity of a candidate’s perspectives, background and other demographics.

Non-employee director meetings

The non-employee directors meet regularly in executive sessions without management present. The Company’s Corporate Governance Policies also require that if any non-employee directors are not independent, then the independent directors will meet in independent director session at least once per year. The Chairman, who is independent, presides over these executive and independent director sessions.

Communications with directors

Shareholders and other interested parties may contact any member of our Board of Directors by writing to: Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Secretary and General Counsel. All communications should be accompanied by the following information: (i) if the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds; (ii) if the person submitting the communication is not a security holder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest, meaning an interest not in the capacity of a shareholder of the Company, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. The Board’s Policy Regarding Communications by Shareholders and Other Interested Parties with the Board of Directors is available in the “Investor Relations” section of our website, www.discover.com. Shareholder and interested party communications received in this manner will be handled in accordance with procedures approved by our independent directors.

Shareholder recommendations for director candidates

Our Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members consistent with the Board membership criteria described above and set forth in the Company’s Corporate Governance Policies which are available in the “Investor Relations” section of www.discover.com. The Nominating and Governance Committee may consider director candidates recommended by shareholders. The procedures to submit recommendations are described in the Policy Regarding Director Candidates Recommended by Shareholders, available in the “Investor Relations” section of www.discover.com.

Shareholders of record may make director recommendations for consideration by the Nominating and Governance Committee. Shareholders who wish to recommend a candidate for the Committee’s consideration must submit the recommendation in writing in accordance with the Board’s Policy Regarding Communications by Shareholders and Other Interested Parties with the Board of Directors discussed above. Shareholders may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date that the proxy statement was released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2009 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by November 6, 2008. The written notice must demonstrate that it is being submitted by a shareholder of record of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm their candidates’ consent to serve as a director. Shareholders must send recommendations to Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Secretary and General Counsel and they will be forwarded to the Nominating and Governance Committee.

The Nominating and Governance Committee identifies, evaluates and recommends director candidates to the Board. The Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. The Committee determines the need for additional or replacement Board members, identifies and evaluates the director candidate under the criteria described above based on the information the Committee receives with the recommendation or otherwise possesses, which may be supplemented by certain inquires. If the Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Committee may then obtain additional information about the director candidate’s background and experience, including by means of interviews. The Committee will then evaluate the director candidate further, again using the evaluation criteria described above. The Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the full Board for nomination. The Committee may engage a third party to assist in identifying director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Committee engages a third party, the Committee approves the fee that the Company pays for these services.

Shareholders may nominate director candidates by complying with our bylaw provisions discussed below under “Shareholder proposals for the 2009 annual meeting.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The Compensation Committee is responsible for the review and approval of the Company’s executive compensation program. Members of the Company’s senior management and human resources department work with the Company’s compensation consultant, Hewitt Associates, and the Compensation Committee’s consultant, Semler Brossy Consulting Group, LLC, to develop recommendations for the Compensation Committee.

Role of the Compensation Committee

The Compensation Committee is responsible for the review and approval of all aspects of the Company’s executive compensation program and makes all decisions regarding the compensation of the Company’s executive officers named in the executive compensation tables below (“NEOs”). Specific responsibilities include to:

•	review, approve and administer all compensation programs affecting NEOs and ensure such plans are aligned with the Company’s compensation structure policies

•	annually review and approve:

¡	Performance criteria, goals, and award vehicles used in our compensation plans

¡	Performance of and compensation delivered to our CEO and other NEOs

•	oversee the Company’s management development and succession planning efforts

•	review and approve any contracts, policies, or programs related to compensation, contractual arrangements, or severance plans affecting NEOs

As described below under “Compensation Discussion and Analysis—The Decision Making Process,” the Compensation Committee consults with the Chief Executive Officer with respect to the compensation of the Chief Operating Officer and the Chief Financial Officer and consults with the Chief Operating Officer with respect to the executive officers who report directly to him.

The Compensation Committee’s full charter is posted on the Company’s Web site at www.discover.com.

Role of the Compensation Consultants

The Compensation Committee regularly consults with its external independent compensation consultant in performing its duties. The Compensation Committee has retained Semler Brossy Consulting Group, LLC, as its independent executive compensation consultant. The Compensation Committee has broad authority to retain and dismiss compensation consultants, as well as to establish the scope of the consultant’s work. While the consultant reports to the Compensation Committee, the consultant works with the Company’s human resources staff and executive management as approved by the Compensation Committee Chair. Semler Brossy provides experiential guidance to the Committee on what is considered fair and competitive practice in the industry, primarily with respect to the compensation of the Chief Executive Officer.

The Company has retained Hewitt Associates to advise our management on executive compensation matters. Hewitt Associates provides competitive compensation and program and policy data as well as information concerning industry practices.

Role of the Nominating and Governance Committee

The Nominating and Governance Committee is responsible for reviewing the effectiveness of the non-employee director compensation and benefits programs in supporting the Company’s ability to attract, retain and motivate qualified directors. If appropriate, the Nominating and Governance Committee will recommend changes to the Board regarding non-employee director compensation and benefits.

Compensation of Directors

We have adopted the Directors’ Compensation Plan to set forth our directors’ annual compensation and to further advance the interest of the Company and its shareholders by encouraging increased stock ownership by our non-employee directors, in order to promote long-term shareholder value.

Directors who also are our employees do not receive any compensation under the Directors’ Compensation Plan. The compensation under the Directors’ Compensation Plan is described below.

Cash Compensation. Each non-employee director receives the following cash compensation under the Directors’ Compensation Plan for service on our Board of Directors and committees of our Board of Directors:

•	an annual retainer fee of $75,000;

•	an additional annual retainer fee for our Chairman of $75,000;

•	an annual retainer fee of $25,000 for the chairperson of each committee of our Board of Directors other than the Audit Committee; and

•	an annual retainer fee of $50,000 for the chairperson of the Audit Committee of our Board of Directors.

Equity Compensation. Pursuant to the Directors’ Compensation Plan, we may issue awards of up to 500,000 shares of Common Stock to our non-employee directors. Each non-employee director receives the following equity compensation under the Directors’ Compensation Plan for service on our Board of Directors and committees of our Board of Directors:

•	for those appointed to our Board before December 31, 2007, an initial grant (the “Initial Grant”) of $350,000 in restricted stock units (“RSUs”) (reduced by one-24th for each month after the Spin-Off in which the director becomes a member of our Board) and an annual grant of $125,000 in RSUs beginning with our 2008 annual meeting.

•

for those elected to our Board after December 31, 2007, an annual grant of $125,000 in RSUs beginning with the first annual meeting at which the director is elected to our Board, and for those joining our Board on a date other than an annual meeting, a grant of $125,000 in RSUs on the date on which the director becomes a member of our Board, adjusted by one-12th for each month before the next annual meeting of shareholders.

The number of RSUs granted is determined by dividing the dollar amount by our share closing price on the date of grant. The Initial Grant vests in two equal annual installments on each of the first two anniversaries of the dates of grant. Each grant made thereafter vests in its entirety on the first anniversary of its date of grant. Unless provided otherwise in the restricted stock unit agreement, RSUs granted to each non-employee director may become fully vested before the end of the regular restriction period if (i) such director is terminated due to disability or death or (ii) a change in control occurs. Upon vesting, the RSUs are converted into Common Stock. The Company offers non-employee directors an opportunity to defer their equity compensation. Each non-employee director may elect to defer the receipt of their equity compensation. Directors currently receive dividend payments on their restricted stock units. A bookkeeping account is maintained for each participant. The account reflects the number of RSUs to which the participant is entitled under the terms of the Plan.

Reimbursements. Directors are reimbursed for reasonable expenses incurred in attending Board of Directors, committee and shareholder meetings, including reasonable expenses for travel, meals and lodging.

Non-employee director compensation table. The following table contains information with respect to the compensation (including deferred compensation) of the non-employee directors during fiscal 2007 with respect to their Board service.

The table below sets forth cash and equity compensation paid to our non-employee directors in the fiscal year ended November 30, 2007.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Dennis D. Dammerman	116,667	109,370		753.78	226,791

Jeffrey S. Aronin	50,000	109,370		753.78	160,124

Mary K. Bush	50,000	109,370		753.78	160,124

Gregory C. Case	50,000	109,370		753.78	160,124

Robert M. Devlin	50,000	109,370		753.78	160,124

Philip A. Laskawy	88,889	109,370		753.78	199,013

Michael H. Moskow	33,542	47,891	(4)	825.18	82,258

Michael L. Rankowitz	50,000	109,370		753.78	160,124

E. Follin Smith	50,000	109,370		753.78	160,124

Lawrence A. Weinbach	66,667	109,370		753.78	176,791

(1)	Amounts reflect fees earned for partial year service since the committees’ inception effective June 30, 2007.
(2)

Reflects RSUs granted under the Directors’ Compensation Plan described above. Amounts reflect compensation cost recorded in the Company’s consolidated and combined financial statements for fiscal 2007 for each named individual in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that might be realized by the named individuals. Additional details on accounting for stock-based compensation can be found in Note 2 “Summary of Significant Accounting Policies—Stock-based Compensation” and Note 14 “Employee Compensation Plans” of the Consolidated Financial Statements in our Annual Report on Form 10-K.

(3)

Amounts reflect cash dividend equivalent payments on RSUs awarded from Initial Grant described in the equity plan summary above. The dividend declared was $0.06 per share with a record date of October 5th, 2007.

(4)	Mr. Moskow’s 2007 award of RSUs was pro-rated for partial-year service on the Board of Directors based on his service commencement date. The number of RSUs granted to Mr. Moskow was calculated based on the formula described above and the stock price on the date when his award was granted. His service began in September 2007.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s Executive Officers who are named in the tables below and who are referred to as our “named executive officers” or “NEOs.”

Compensation Program and Objectives

The Company’s 2007 Executive Compensation program and year-end compensation decisions were built on a foundation of several principles:

•	Pay for Performance—including Company, Business Segment, and individual executive performance;

•	Compensation Structure—of Morgan Stanley, our former parent company;

•	Effects of Spin-Off—separation from Morgan Stanley and launch as a public company in June 2007; and

•	Competitive Market—for executive talent.

Each of these principles is discussed below.

Pay for Performance

The Company believes in a pay for performance philosophy, and in turn emphasizes variable pay (bonuses) over fixed pay (base salary) for our NEOs. The majority of compensation for our NEOs has historically been in the form of year-end bonus and equity compensation. Ultimately, our NEOs are responsible for overall Company performance and the overall funding level for bonuses is based on how well the Company performed compared to plans, the previous year, and competitors. The Compensation Committee of the Board (the “Compensation Committee” or the “Committee”) determined individual NEO year-end bonuses based on a combination of Company, Business Segment (where applicable) and individual executive performance, each of which is discussed in a following section.

Compensation Structure

The Company was a wholly owned subsidiary of Morgan Stanley until June 30, 2007. As the Company spun-off from Morgan Stanley mid-way through our fiscal year, our approach to senior executive pay in fiscal 2007 was influenced by the pay practices of Morgan Stanley. Under Morgan Stanley, compensation was determined on a “Total Reward” basis (aggregate of base salary, cash bonus, and equity compensation) at year-end, based on the performance of the Company and the executive for the year, and as compared to previous years’ compensation. The Company continued to employ this approach through 2007 with respect to cash bonuses.

Effects of the Spin-Off

Our NEOs were provided a “Founder’s Grant” of Discover Restricted Stock Units (RSUs) at the time of the Spin-Off. The amounts of the awards were developed after a review of competitive market practices for granting of equity in conjunction with a spin-off or IPO. This methodology is described in the section describing the equity grants entitled Long-Term Equity Compensation. The Founder’s Grants were approved by the Compensation Committee.

Competitive Market for Executive Talent

The Compensation Committee reviewed and considered market data when approving NEO compensation. The peer group used in the analysis consists of 23 financial services companies from which the Company might expect to draw executive talent. Management worked with Hewitt Associates, an international human resources consulting firm, to develop a suggested peer group. The peer group consists of financial services companies of a similar business nature and revenue size as the Company. Management presented the peer group to the Committee and Semler Brossy, the Committee’s independent advisor, who then validated the appropriateness of the peer group. Hewitt provided competitive market data for each NEO position. The data were used solely as a guideline for the Committee rather than for strict benchmarking. Generally, 2007 total compensation for each NEO falls between the 50th and 75th percentiles of the peer group market comparisons. The Compensation Committee uses the peer group below for comparisons of all components of the Company’s executive compensation and benefits package. The Compensation Committee will regularly review and adjust the peer group as necessary.

The peer group consisted of the following companies:

Advanta Corp.	Citigroup Inc.*	MasterCard International
American Express Company*	Equifax Inc.	Sallie Mae, Inc.
Ameriprise Financial	Fifth Third Bancorp	Synovus Financial Corp.
Automatic Data Processing, Inc.	First Data Corporation	U.S. Bancorp
Bank of America*	Fiserv, Inc.	Visa International
Capital One Financial Corporation**	Genworth Financial, Inc.	Washington Mutual, Inc.
The Charles Schwab Corporation	HSBC Bank USA	The Western Union Company
CIT Group Inc.	Marshall & Ilsley Corporation

*	These companies were used for Business Segment Head positions only, not for the CEO, CFO, or COO as the size of these organizations is significantly larger than the Company.
**	Capital One was not used for the Chief Executive Officer market comparison as the data were not comparable to industry practice. The Capital One CEO received no cash compensation and is paid almost exclusively in stock and stock options.

The Decision Making Process

In the months leading up to the Compensation Committee approval meeting in December, the Company, the Compensation Committee and its external consultants met several times to discuss preliminary compensation decisions allowing for ample review and consideration of the financial and individual performance goals and priorities. The role of the NEOs in compensation decisions is more fully discussed below and the role of the Compensation Committee and its consultant are discussed in the Corporate Governance Section. The decisions of the Committee are reflected in the paragraphs below.

Decisions Role of Chief Executive Officer and Chief Operating Officer in Compensation

Messrs. Nelms and Hochschild, as Chief Executive Officer and Chief Operating Officer, respectively, recommend to the Compensation Committee any compensation changes affecting the other NEOs. In 2007, Mr. Nelms discussed the performance and compensation recommendations for his direct reports, Messrs. Hochschild and Guthrie, and Mr. Hochschild discussed performance and compensation recommendations for his direct reports, Mr Minetti and Ms. Offereins. Each executive’s overall contribution to Company performance and individual responsibility for Business Segment, function, and/or strategic goals were discussed in detail, and then Messrs. Nelms and Hochschild made a corresponding pay recommendation for each NEO. The recommendations also considered each NEO’s position and compensation against similar executives from the approved peer group. Mr. Nelms was not involved in any capacity regarding pay decisions for him. The Compensation Committee met in an executive session, without any management present, when it considered and approved the compensation of Mr. Nelms. The other NEOs did not have a role in the compensation decisions.

Components of Total Compensation

The components of the Company’s executive compensation program are shown in the table below, including a summary of purpose, competitiveness and mix. Each of the components and how decisions were made for each NEO are more fully discussed in the sections following the table.

Component	Description and Purpose	Competitiveness and Mix
Salary	Fixed compensation based on responsibility level, scope and impact on the organization-intended to provide a base level of income.	In general, salaries for NEOs are at or near market medians of the peer group. This position allows for greater emphasis on variable compensation while maintaining overall position to market.

Variable Year-End Bonus	Variable year-end bonus typically consists of a cash bonus and an equity grant, described further below.	Generally, year-end bonuses are between the 50th – 75th percentile of peer group market data, and are determined based on Company, Business Segment, and individual performance and compared to the previous year’s year-end bonus.

Cash Bonus	Variable cash bonus designed to reward Company, Business Segment, and individual performance.	Cash bonuses are approximately 1/3 to 1 /2 of the total annual incentive provided in a typical year. Cash bonus was the only variable compensation provided by the Company at 2007 year-end because Founder’s Grants were awarded at the time of the Spin-Off.

Equity/Stock	Variable annual equity grant designed to reward individual contributions to the Company’s performance as well as motivate future contributions and decisions aimed at increasing shareholder value. The Company’s Executive Committee is required to retain a certain amount of Company Equity/Stock as described in the section below “Executive Stock Ownership Guidelines.”	Annual equity compensation is approximately 1/2 to 2/3 of annual incentive compensation. The number of shares is determined by dividing the dollar value of the award by the fair market value on the date of grant. The Founder’s Grant was the only equity granted in fiscal 2007 to senior executives.

Retirement and other benefits	Fixed component of pay intended to protect against catastrophic expenses (healthcare, disability and life insurance) and provide opportunity to save for retirement (pension and 401(k)).	The Company offers a benefits package to all employees that is competitive with our peer group and other companies with whom we compete for talent, and our NEOs participate on the same basis. The Company does not offer any supplemental benefits programs or deferred compensation program to our executives.

Post-Termination Compensation (Severance and Change-In- Control)	Severance program designed to provide protection and allow executives to focus on acting in the best interests of shareholders regardless of impact on their own employment.	In September 2007, the Compensation Committee approved a Change In Control/Severance policy under which our NEOs participate. This policy is discussed in more detail in the Executive Severance and Change In Control Policy section below.

Base Salary

We provide our NEOs and other executives with a market competitive annual base salary to attract and retain an appropriate caliber of talent for the position, and to recognize that similar base salary rates are almost universally provided at other companies that we compete with for talent. We review base salaries for the NEOs and other executives annually in November and December and determine whether to make increases or decreases based on changes in our competitive market (the peer group companies), individual performance, and experience in position.

The NEOs’ base salaries for fiscal 2007 were established by Morgan Stanley. At the December 4, 2007 Compensation Committee meeting, 2008 base salaries were established for our NEOs, as approved by the Committee, as shown in the sections that follow. This is the first increase to Mr. Nelms’ base salary since being hired in 1998. Mr. Nelms’ 2008 base salary was set at $1 million, which is 11% above the peer group median, reflecting his broader role and his performance during fiscal 2007. Mr. Hochschild’s base salary for 2007 was below the 25th percentile; however, this was balanced by his above median total compensation as discussed in the following sections. Mr. Hochschild’s 2008 base salary was increased to reflect a more appropriate rate for a President and Chief Operating Officer of a similarly sized public company in our industry, as indicated by the peer group company data. Other NEOs have been brought to a targeted salary of $500,000, which is the market median for their respective positions among peer group companies. Differentiation of total compensation among them is achieved through variations in cash bonus and equity awards. The fiscal 2007 and 2008 base salaries for our NEOs are listed below:

Executive Officer	2007 Base Salary	2008 Base Salary
David W. Nelms Chief Executive Officer	$900,000	$1,000,000

Roy A. Guthrie Executive Vice President, Chief Financial Officer	$500,000	$500,000

Roger C. Hochschild President and Chief Operating Officer	$380,000	$600,000

Diane E. Offereins Executive Vice President, Chief Technology Officer and PULSE Network	$500,000	$500,000

Carlos Minetti Executive Vice President, Cardmember Services and Consumer Banking	$475,000	$500,000

Cash Bonus

We provide the opportunity for our NEOs and other executives to earn a market competitive annual cash incentive award. We provide this opportunity to motivate executives to achieve our annual business goals, to attract and retain an appropriate caliber of talent for the position, and to recognize that similar annual cash incentive awards are almost universally provided at other companies that we compete with for talent. We review annual cash incentive awards for the NEOs and other executives annually in November and December to determine award payments for the last completed fiscal year. These annual cash incentive awards are administered under the Discover Omnibus Incentive Plan.

Cash bonuses are typically considered part of the overall “Total Reward” decision for our NEOs and historically have been determined together with year-end equity awards. For fiscal 2007, cash bonus was the only award the Company provided at year-end. No equity awards were made other than the July 2, 2007 Founder’s Grants, which were approved by the Compensation Committee.

When making the cash bonus decisions for 2007, the Compensation Committee considered overall Company, business segment, and individual performance, Company performance metrics relative to its peers, competitive market position and prior year’s cash bonus. A summary of Company performance is provided below.

Overall Company and Segment Performance

The Compensation Committee considered a number of factors when making its year-end compensation decisions affecting our NEOs. Fiscal 2007 Company performance is the principal consideration regarding the overall funding level of the bonus element of NEOs’ compensation for fiscal 2007, with the primary factor of Company performance being Profit Before Taxes (PBT). The level at which the Company funds bonuses correlates to the degree to which PBT has met, not met, or exceeded target. Our PBT performance in fiscal 2007 was 99% of plan, despite additional expenses related to the Spin-Off and larger-than-planned losses in our International Card segment, adjusted for the one-time impairment charge taken in the fourth quarter.

Additional performance factors include progress on core strategic performance priorities across the Company and within each segment. The Compensation Committee judged each NEO on the performance priorities as part of the compensation decision process. The Company performance priorities for fiscal 2007 are described in the table below. No set weight is assigned to any of these factors; rather the Compensation Committee reviews and balances these in the aggregate in determining individual bonuses. The specific quantitative targets for the following performance priorities are not disclosed because we believe disclosure of this information would cause the Company competitive harm. These targets are based on our business plan for the fiscal year, and are intended to be challenging but achievable. The individual NEO compensation decisions varied based on business segment and individual performance as described after the following table.

Performance Priority	2007 Company Performance
Grow Domestic Credit Card Loans and Profits

•      U.S. Cards PBT of $1.504 billion exceeded the profit plan, primarily due to better than planned credit results (3.84% managed net principal charge-off rate).

•      U.S. Card year over year sales growth (up 4%) and Managed Loan growth (up 5%) achieved plan targets.

Broaden Acceptance

•      Under a new plan to broaden acceptance, the Company has entered into agreements with merchant acquirers who represent 95% of industry credit card volume and implementation progress during 2007 achieved planned objectives.

Build Banking Business	• Direct deposit growth of 25% was higher than plan levels. • The Company successfully relaunched its personal loan business in September.

Grow the Payments Business	• Total third party payments network volume grew by 25%, exceeding growth objectives. • PBT of the payments business of $37 million exceeded plan targets.

Change Trajectory of U.K. Financial Performance

•      The international business had a pre-tax loss (excluding impairment charges) of $205 million which was below plan primarily as a result of significant market disruptions to the U.K. funding market which occurred after the Spin-Off along with adverse spin-off related impacts and a lower than plan interest yield.

Achieve Cost Efficiencies

•      Cost efficiencies were achieved at planned levels; U.S. Card segment expense margin (expenses as a percent of average managed loan receivables) decreased from 5.36% in 2006 to 5.10% in 2007, despite unplanned Spin-Off expenses.

An additional consideration for 2007 was the completion of the Spin-Off, which was completed successfully.

Individual NEO Bonus Determinations

David Nelms. As described above, overall Company performance under Mr. Nelms’ leadership was strong, including achievement of profit plan, implementation of successful Spin-Off, and significant advancement of key strategic initiatives. The primary shortfall was the loss in the U.K. business. The Committee considered all of the above factors when making its decisions. Based on the overall performance of the Company and Mr. Nelms’ leadership of 2007 efforts, Mr. Nelms earned a cash bonus of $2.75 million for 2007 performance, a 3% reduction from his 2006 annual cash bonus.

Roy Guthrie. Mr. Guthrie helped support and achieve most key priorities, with the exception of the U.K. turnaround. He successfully managed through unexpected financial market stress in the third and fourth quarter and maintained and strengthened liquidity in the fourth quarter. He strengthened Finance staff, reorganized areas to become more efficient, and built out the forecasting and financial management processes. Mr. Guthrie contributed significantly in a key leadership capacity to achieve the Spin-Off in record time—including obtaining necessary funding/liquidity, ratings, and regulatory approvals. Additionally, he built independent treasury among other functions, negotiated the terms of the Spin-Off successfully with Morgan Stanley, and executed a successful road show prior to the Spin-Off. Based on the overall performance of the Company and Mr. Guthrie’s leadership of 2007 Spin-Off efforts, Mr. Guthrie earned a cash bonus of $750,000 for 2007 performance, a 7% increase from his 2006 annual cash bonus.

Roger Hochschild. Mr. Hochschild’s responsibilities included all of the Company performance priorities listed above, and his 2007 performance was strong. Mr. Hochschild also contributed to the successful execution of the Spin-off and the advancement of key initiatives. Mr. Hochschild initiated a new Company-wide efficiency effort in 2007. The U.K business, which began reporting through Mr. Hochschild this year, did not meet plan. Mr. Hochschild contributed to achieving U.S. profitability above planned levels, but lower than 2006 levels. Based on the overall performance of the Company and Mr. Hochschild’s leadership of 2007 efforts, Mr. Hochschild earned a cash bonus of $2.3 million for 2007 performance, a 12% reduction from his 2006 annual cash bonus.

Diane Offereins. Ms. Offereins led the successful implementation of multiple technology projects driving revenue and reducing expenses. She strongly supported the U.K. management team with time and resources including the successful implementation of two systems conversions, a new collections system, and the transition from Morgan Stanley infrastructure. Major milestones for the Company’s new network model were met with success and a 27% transaction volume gain at Pulse, which reports to Ms. Offereins, exceeded the plan profit target. Ms. Offereins also played a critical role in achieving a timely Spin-Off from Morgan Stanley including replacement technology strategy and remediation of contracts. Based on the overall performance of the Company and Ms. Offereins’ individual performance and leadership through the Spin-Off, Ms. Offereins earned a cash bonus of $750,000 for 2007 performance, which is equal to her 2006 annual cash bonus.

Carlos Minetti. Mr. Minetti continued to achieve industry-leading customer service satisfaction ratings in 2007. He led strong performance in both collections and recoveries which contributed to below-plan levels for delinquencies and charge-offs. Banking business deposits were ahead of plan though the personal loan launch was delayed. With respect to cost efficiencies, Mr. Minetti achieved plan expense ratios. While U.S. Card profits exceeded plan, they were below prior year. Based on the overall performance of the Company and Mr. Minetti’s individual performance, Mr. Minetti earned a cash bonus of $700,000 for 2007 performance, a 7% reduction from his 2006 annual cash bonus.

The following table shows 2006 and 2007 cash bonuses for each of the NEOs:

Executive Officer	2006 Cash Bonus	2007 Cash Bonus
David W. Nelms Chief Executive Officer	$2,835,000	$2,750,000

Roy A. Guthrie Executive Vice President, Chief Financial Officer	$700,000	$750,000

Roger C. Hochschild President and Chief Operating Officer	$2,619,000	$2,300,000

Diane E. Offereins Executive Vice President, Chief Technology Officer and PULSE Network	$750,000	$750,000

Carlos Minetti Executive Vice President, Cardmember Services and Consumer Banking	$750,000	$700,000

Long-Term Equity Compensation

Our NEOs and other executives are eligible to earn a market competitive long-term equity incentive award. We provide this opportunity to motivate executives to make decisions that focus on the long-term growth of our Company and thus increase shareholder value, to attract and retain an appropriate caliber of talent for the position, and to recognize that similar long-term equity incentives are almost universally provided at other companies with which we compete for talent. We typically review long-term equity incentives for our NEOs and other Executives annually in November and December; however, for fiscal 2007, our only long-term equity incentive awards were the Founder’s Grants awarded July 2, 2007. No additional equity awards were provided following the close of the fiscal year.

Founder’s Grants

In developing the Founder’s Grant level for each NEO, the Company’s senior management worked extensively with Morgan Stanley senior management to develop and recommend grant amounts appropriate for spin-off situations. Such awards are typically granted to offset the risk/reward shift as a subsidiary becomes an independent, public company and it also serves as a strong motivation and retention tool for senior management. Morgan Stanley retained Frederick W. Cook & Co., Inc., an international consulting firm, and the Company retained Hewitt Associates to provide market data and advice concerning recently spun-off companies. Morgan Stanley initially recommended an amount equal to two times (2X) Total Reward (base salary + cash bonus + equity bonus) for 2006 for each of the NEOs. The Company’s senior management, working with Hewitt Associates, verified that this amount was generally appropriate and market competitive for spin-off companies. The Compensation Committee Chairman reviewed the methodology, discussed it with the full Board, and reviewed the recommended awards with the Board at the time of the Spin-Off. The awards were approved by the Compensation Committee on July 2, 2007.

The number of units and grant value of the Founder’s Grant approved and awarded to each of our NEOs on July 2 , 2007 are listed below as well as in the Grants of Plan-Based Awards Table:

Executive Officer	2007 Founder’s Grant Units (at $27.8575 per Unit)	2007 Founder’s Grant ($) Initial Value
David W. Nelms Chief Executive Officer	502,557	$13,999,982

Roy A. Guthrie Executive Vice President, Chief Financial Officer	179,484	$4,999,976

Roger C. Hochschild President and Chief Operating Officer	430,763	$11,999,980

Diane E. Offereins Executive Vice President, Chief Technology Officer and PULSE Network	179,484	$4,999,976

Carlos Minetti Executive Vice President, Cardmember Services and Consumer Banking	179,484	$4,999,976

Event	Award Vesting
Death or Disability	Accelerated
Reduction in Force	Accelerated
Termination Due to Change in Control	Accelerated
Other Termination	Forfeit Unvested
Retirement	Forfeit Unvested

Summary of Pay Decisions

The table below summarizes the previously described pay decisions for our NEOs, as approved on the dates indicated.

	Approved December 4, 2007			Approved July 2, 2007
Executive Officer	2008 Base Salary	2007 Cash Bonus	2007 Equity	Founder’s Grant Units (at $27.8575 per Unit)
David W. Nelms Chief Executive Officer	$1,000,000	$2,750,000	0	502,557

Roy A. Guthrie Executive Vice President, Chief Financial Officer	$500,000	$750,000	0	179,484

Roger C. Hochschild President and Chief Operating Officer	$600,000	$2,300,000	0	430,763

Diane E. Offereins Executive Vice President, Chief Technology Officer and PULSE Network	$500,000	$750,000	0	179,484

Carlos Minetti Executive Vice President, Cardmember Services and Consumer Banking	$500,000	$700,000	0	179,484

Conversion of Morgan Stanley Equity Awards

Following the Spin-Off, and pursuant to the provisions of the respective plan documents, holders of Morgan Stanley restricted stock units (RSUs) and options who were active employees of the Company as of the Spin-Off had their Morgan Stanley RSUs and options converted into newly-issued Company RSUs and options pursuant to a conversion formula described below that was intended to preserve the “intrinsic” value of their pre-distribution RSUs and options. The conversion formula was approved by the Morgan Stanley Compensation, Management Development and Succession Committee. The RSUs and options so converted have substantially the same terms, including expiration date and vesting schedule, as the converted Morgan Stanley RSUs and options.

A conversion ratio was used to calculate the number of Company RSUs and the number and exercise price of Company options that active employees of the Company at the time of the Spin-Off received upon the conversion of their Morgan Stanley RSUs and options. This ratio, which was 2.94, was calculated by dividing the closing price of Morgan Stanley common stock immediately prior to the Spin-Off by the opening price of the Company’s common stock immediately the Spin-Off, in each case as reported on the New York Stock Exchange. Each holder received a number of Company RSUs and options equal to the conversion ratio (2.94) multiplied by the number of Morgan Stanley RSUs and options, respectively, held by such holder. The exercise price of each Company option was determined by dividing the exercise price of the Morgan Stanley option by the conversion ratio (2.94). Morgan Stanley equity awards held by our NEOs that were converted into Company awards are listed as Company awards in the 2007 Outstanding Equity Awards at Fiscal Year End table.

Executive Stock Ownership Guidelines

On September 20, 2007, the Compensation Committee approved share ownership guidelines for NEOs and other executives, and the Nominating and Governance Committee approved guidelines for Directors. The guidelines recommend that the following multiples of annual base salary, or in the case of Directors, annual retainer, be held at the close of each fiscal year:

Participants	Recommended Share Ownership (as Multiple of Base Salary or Annual Retainer)
Director	5X
CEO/President	5X
Executive Committee	3X

Stock to be counted toward ownership targets includes actual common stock owned in “street” accounts, unvested restricted stock, and common stock held in the Company’s 401(k) plan. The guidelines provide that recommended ownership must be attained within 5 years of hire (or plan inception, if later). To monitor progress toward meeting the guidelines, the Compensation Committee reviews current executive ownership levels at each November meeting, ahead of year-end executive compensation decisions. The Nominating and Governance Committee reviews director ownership levels. Holdings will be calculated using the average stock price for the 10 trading days prior to the November meeting. If a NEO or other executive is not “on-track” to meeting guidelines as we approach fiscal 2008 compensation decisions, the Committee may grant a larger portion of the Executive’s year-end award in equity. Share ownership levels are calculated and communicated annually, including all stock holdings of directors and executive officers.

As of the close of the fiscal 2007, using the 10-day average stock price prior to November 30, 2007, the following multiples of base salary are held by each of our NEOs:

Executive Officer	Required Multiple	Actual Multiple as of 11/30/07
David W. Nelms Chief Executive Officer	5X	21X

Roy A. Guthrie Executive Vice President, Chief Financial Officer	3X	9X

Roger C. Hochschild President and Chief Operating Officer	5X	26X

Diane E. Offereins Executive Vice President, Chief Technology Officer and PULSE Network	3X	15X

Carlos Minetti Executive Vice President, Cardmember Services and Consumer Banking	3X	19X

Retirement Benefits

The Company offers two programs to all employees that are intended to provide post-retirement benefits. The programs are the Discover 401(k) Plan and the Discover Pension Plan.

The Discover 401(k) Plan is structured with the intention of qualifying under Section 401(a) of the Internal Revenue Code. Under the Discover 401(k) Plan, the NEOs are permitted to make pre-tax deferrals, limited to 20% of eligible earnings up to $170,000, and catch-up contributions, each subject to the maximum allowable amount under the Internal Revenue Code, which is the same limit that applies to all participating employees. In addition, the Company makes matching contributions equal to 100% of the first $2,000 of eligible pre-tax employee contributions, plus 50% of eligible pre-tax employee contributions in excess of $2,000, up to a limit of $6,100 per participant per year. Participants are fully vested in their Company matching contribution after three years of service, inclusive of service with Morgan Stanley.

The Discover Pension Plan is also structured with the intention to qualify under Section 401(a) of the Internal Revenue Code. Under this plan, benefits are determined with reference to each employee-participant’s career-average pay up to $170,000 per year. Benefits under the Discover Pension Plan for each calendar year of service generally equal: (i) 1% of the participant’s eligible annual pay; plus (ii) 0.5% of the participant’s eligible annual pay that exceeds the Social Security covered compensation limit. In 2007, Social Security covered compensation was $97,500.

Named Executive Officers are not eligible for any supplemental retirement benefits.

Executive Severance and Change In Control Policy

The Company provides severance protection to our NEOs and other executives under a market competitive change in control policy. We provide this protection to optimally align the interests of shareholders and executives, and to attract and retain an appropriate caliber of talent for the position. Further, similar change in control protections are commonly provided at other companies with which we compete for talent. Our Change In Control Severance Policy for executives, including our NEOs, was approved by the Compensation Committee on September 21, 2007. The Committee’s independent advisor, Semler Brossy, conducted a full, comprehensive review of competitive practices with the Committee. Summarized below is a description of the Change in Control Severance Policy.

NEO Benefit	Description
Policy Term and Amendment

•     Policy runs for indefinite period

•     Policy may generally be terminated or substantively amended adverse to executives upon twelve months’ notice, or with written consent of affected executives if within six months prior to or twenty-four months after a change in control

Payment Trigger

•     Involuntary termination without just cause or voluntary resignation for good reason or death or disability, within two years following or six months prior to a change in control

•     No severance if termination is voluntary without good reason or by the Company for just cause

Severance Benefits

•     One and one half times the sum of base salary plus average cash bonus paid in the prior three years (paid in lump sum)

•     Pro rata portion of target bonus for actual period served prior to termination (paid in lump sum)

•     Additional one and one half times the sum of base salary plus average cash bonus paid in the prior three years (paid as salary continuation) for electing to enter into an 18-month non-competition agreement

•     Reasonable outplacement services for 24 months at Company expense with a firm chosen by the Company

•     A lump sum payment equal to difference between COBRA and active employee premiums for 24 months

•     Executive is required to sign a release of claims against the Company as a condition for receipt of payments

Outstanding Equity Awards	• All unvested stock awards will vest immediately upon qualifying termination

Excise Tax Gross Up

•     Gross-up payment if total benefit exceeds 110% of the amount that would give rise to excise tax liability

•     If total benefit does not exceed 110% of the amount that would give rise to excise tax liability, total benefit will be reduced to 100% of such amount

Enforcement and Legal Costs	• Executive is reimbursed reasonable expenses necessary to enforce rights, including legal fees, if he/she is successful

Policy Definitions	• Refer to narrative accompanying the Summary Compensation Table for a description of the definitions for just cause, good reason, and change in control

A copy of this policy was filed with Securities and Exchange Commission on October 12, 2007, with our Quarterly Report on Form 10-Q and can be viewed at www.sec.gov. The payments for each of our NEOs under this policy are detailed in the Payments Upon a Termination or Change in Control Table below.

Accounting and Tax Information

We account for our equity incentive grants under FAS 123R and use the Black-Scholes option pricing formula for determining the “fair value” of our stock options at grant. During fiscal 2007, we made modifications to equity grants that resulted in a re-measurement of expense under the accounting rules, as described below.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 per year paid to the chief executive officer or other employee who is a NEO for the taxable year by reason of being among the three highest compensated officers for the taxable year (other than the CEO or the CFO). Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m). The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program. We believe that we have taken the steps necessary to ensure deductibility.

Base salaries do not qualify as “performance-based compensation” under Section 162(m). Amounts paid to an executive that are excludable from gross income, such as 401(k) Plan contributions reflected in the “All Other Compensation” column in the Summary Compensation Table, are not subject to Section 162(m).

2008 Compensation Program

In keeping with its calendar of Committee activities and as described above, the Compensative Committee made changes to the base salaries of our NEOs for fiscal 2008. During fiscal 2008, the Committee will review the mix of cash and equity compensation as well as the composition and terms of equity components to ensure alignment with shareholder value, competitiveness and consistency with plan objectives. It is anticipated that Company performance will continue to be the principal consideration regarding the overall funding level of the bonus element of NEO compensation. As a reflection of the Company’s independent status, Company financial performance for 2008 will be measured primarily by earnings per share, return on equity, and net income in place of profit before tax. The Committee will also use peer comparisons to guide its decisions. In addition, progress on pre-defined strategic performance priorities will continue to be a key consideration when assessing Company, business unit, and individual performance. The pre-defined strategic performance priorities in fiscal 2008 will be similar to those in fiscal 2007 with the addition of maintaining liquidity as a strategic performance priority. Additionally, management expects to present to the Committee an approval mechanism for funding the bonus pool in a manner which preserves the tax deductibility of these bonus awards while still providing the Committee with the flexibility to set awards based on the Company’s and each NEO’s performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee establishes the compensation program for the Chief Executive Officer and for the other named executive officers. The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis of the Company with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, its annual report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.

Submitted by the Compensation Committee of the Board of Directors:

Dennis D. Dammerman (Chair)

Robert M. Devlin

Jeffrey S. Aronin

2007 EXECUTIVE COMPENSATION

The narrative, table and footnotes below describe the total compensation paid for fiscal 2007 to the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated individuals (collectively, the “Named Executive Officers” or “NEOs”) who were serving as executive officers of Discover Financial Services on November 30, 2007, the last day of the fiscal year.

2007 SUMMARY COMPENSATION TABLE

The following tables contain information regarding the components of total compensation of the Named Executive Officers for the Company’s fiscal year ended November 30, 2007. The information included in this table reflects compensation earned by the Named Executive Officers for services rendered to Morgan Stanley and its subsidiaries from December 1, 2006 to June 29, 2007 and for services rendered to Discover and its subsidiaries from June 30, 2007 to November 30, 2007.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(5)	Option Awards (4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
David W. Nelms Chief Executive Officer	2007	900,000	2,750,000	3,514,099	828,070	4,852	6,100	8,003,121

Roy A. Guthrie Executive Vice President, Chief Financial Officer	2007	500,000	750,000	1,702,876	118,315	74,063	17,529	3,162,782

Roger C. Hochschild President and Chief Operating Officer	2007	380,000	2,300,000	2,997,339	274,704	2,936	4,325	5,959,304

Diane E. Offereins Executive Vice President, Chief Technology Officer and PULSE Network	2007	500,000	750,000	2,290,592	171,277	60,621	6,100	3,778,591

Carlos Minetti Executive Vice President, Cardmember Services and Consumer Banking	2007	475,000	700,000	2,828,342	173,801	41,146	6,100	4,224,389

(1)	This column represents the base salary earned during the fiscal year.
(2)	See above in the Compensation Discussion and Analysis for discussion of bonus values.
(3)

This column represents compensation expense recognized by Discover for financial statement reporting purposes in fiscal 2007, computed in accordance with FAS 123R, with respect to the fair value of RSUs granted in fiscal 2007, as well as compensation expense recognized for RSUs and granted in prior years that continue to be expensed under FAS 123R; however, the amounts exclude any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. Under FAS 123R, compensation expense is calculated using the fair market value of Discover common stock on the date of grant and spread over the vesting period of the RSU. However, Discover has accelerated recognition of compensation expense for certain RSUs held by each of Messrs. Nelms and Hochschild because each was considered “Full Career” and therefore generally non-forfeitable by way of being granted while members of Morgan Stanley’s Management Committee. “Full Career” is defined as retirement eligibility under Morgan Stanley’s equity compensation plans such that equity has little or no risk of forfeiture and awards are fully expensed in the year earned. RSUs represent the right to receive shares of Discover common stock if the holder remains employed by Discover through a specified vesting and conversion date. The amounts in the table reflect Discover’s compensation expense for the RSUs for fiscal 2007 and do not reflect the value actually realized by the Named Executive Officers. Additional details on accounting for stock-based compensation can be found in Note 2 “Summary of Significant Accounting Policies—Stock-based Compensation” and Note 14 “Employee Compensation Plans” of the Consolidated and Combined Financial Statements in our Annual Report on Form 10-K.

(4)	This column represents compensation expense recognized by Discover in fiscal 2007, in accordance with FAS 123R, with respect to the fair value of options granted in fiscal 2007 and options granted in prior years that continue to be expensed under FAS 123R. Pursuant to SEC rules, these amounts exclude any forfeiture assumptions related to service-based vesting conditions. Options are the right to purchase shares of Discover common stock at a specified price, over a specified term (usually ten years) following the grant date. The amounts in the table reflect Discover’s compensation expense in fiscal 2007 for the options and do not reflect the value, if any, that ultimately may be realized by the Named Executive Officers. The conversion of Morgan Stanley stock options to Discover stock options constituted a modification of these awards under the provisions of FAS 123R, and as a result, the following modification charges for all of the Named Executive Officers during fiscal 2007 are included in the stock option values listed in the Summary Compensation Table.

Executive	2007 Modification Charge
David W. Nelms	$157,540
Roy A. Guthrie	$28,917
Roger C. Hochschild	$193,623
Diane E. Offereins	$106,869
Carlos Minetti	$108,202

For additional information on the valuation assumptions relating to the options, see Note 14 “Employee Compensation Plans” of Discover’s consolidated and combined financial statements contained in its annual report on Form 10-K.

(5)	Since Messrs. Nelms and Hochschild are retirement eligible with respect to certain grants made by Morgan Stanley prior to the Spin-Off, the equity awards are generally expensed when granted and generally considered non-forfeitable. For the other NEOs, the equity awards are expensed over the vesting periods for each grant. Therefore, the size of the equity amounts reflected in the Summary Compensation Table above will vary considerably among the NEOs. The grant date value of the awards shown in the following Grant of Plan-Based Awards Table reflects the value that is used for pay decision purposes.
(6)	This column represents the actuarial increase during fiscal 2007 in the pension value and any above market nonqualified deferred compensation earnings for the plans in which each Named Executive Officer participates. Discover paid above market rates for its LCIP and KEPER nonqualified deferred compensation plans, but did not pay preferential rates for the other nonqualified deferred compensation plans. Effective with the Spin-Off from Morgan Stanley, Discover executives who participated in Morgan Stanley deferred compensation programs were terminated from those plans/programs. All balances were consolidated and tracked a rate of interest equal to LIBOR. LCIP and KEPER earnings included above include the full value of earnings from December 1, 2006 through June 29, 2007, the time of the Spin-Off. LIBOR rate is not considered above market so no post-Spin-Off earnings are included above. Effective with the January 15, 2008 normal paycheck, all balances were distributed in cash to each participant. The amount distributed to each Named Executive Officer is detailed in the Deferred Compensation Table section of this document. A description of Discover’s pension benefits is contained under the heading “Pension Benefits” below. See below for change in pension and Non-Qualified Deferred Compensation Earnings for each NEO.

Executive	Change in Pension Value	NQDC Earnings
David W. Nelms	$4,852	$0
Roy A. Guthrie	$18,084	$55,978
Roger C. Hochschild	$2,936	$0
Diane E. Offereins	$7,532	$53,089
Carlos Minetti	$4,780	$36,366

(7)	This column represents all other compensation for fiscal 2007 not reported in the previous columns, such as Discover’s contributions to 401(k) plans, relocation assistance, and other benefits and perquisites. Mr. Guthrie was the only NEO with a reportable perquisite value of $11,429 which includes relocation-related expenses, executive gym membership, and executive pantry access.

2007 GRANT OF PLAN-BASED AWARDS TABLE(1)

The following table summarizes awards made to our Named Executive Officers in fiscal 2007. The table does not show equity awards granted by Morgan Stanley prior to fiscal 2007, which were converted into Discover equity awards in connection with the Spin-Off. Please refer to the Outstanding Equity Awards at Fiscal Year-End Table for detail on equity awards granted prior to fiscal 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock Unit and Option Awards ($)(5)
David W. Nelms	7/2/2007	502,557		—		—		$13,999,982
	3/23/2007	—		91,421	(2)	27.60	(3)	$494,260
	3/23/2007	—		32,603	(2)	27.60	(3)	$176,265
	12/12/2006	116,950	(6)	—		—		$3,118,472
	12/12/2006	—		45,315	(6)	26.68	(4)	$346,490

Roy A. Guthrie	7/2/2007	179,484		—		—		$4,999,976
	12/12/2006	41,437	(6)	—		—		$1,104,918
	12/12/2006	—		22,231	(6)	26.68	(4)	$169,984

Roger C. Hochschild	7/2/2007	430,763		—		—		$11,999,980
	12/12/2006	108,039	(6)	—		—		$2,880,860
	12/12/2006	—		41,860	(6)	26.68	(4)	$320,072

Diane E. Offereins	7/2/2007	179,484		—		—		$4,999,976
	12/12/2006	43,314	(6)	—		—		$1,154,968
	12/12/2006	—		21,576	(6)	26.68	(4)	$164,975

Carlos Minetti	7/2/2007	179,484		—		—		$4,999,976
	12/12/2006	47,813	(6)	—		—		$1,274,934
	12/12/2006	—		22,231	(6)	26.68	(4)	$169,984

(1)	NEOs did not participate in a Non-Equity Incentive Plan during fiscal 2007.
(2)	Represents the number of options issued to restore the full number of options exercised on March 23, 2007. Original option awards granted December 5, 2002 and September 25, 1998.
(3)	Exercise price listed above is post-Spin-Off conversion equivalent stock price calculated as closing price of Morgan Stanley stock on 3/23/07 ($81.10) divided by the MS/Discover conversion ratio of 2.938, which equals $27.60 as shown in table.
(4)	Exercise price listed above is post-spin conversion equivalent stock price calculated as closing price of Morgan Stanley stock on 12/12/06 ($78.40) divided by the MS/Discover conversion ratio of 2.938, which equals $26.68 as shown in table.
(5)	These amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123R. Additional details on accounting for stock-based compensation can be found in Note 2 “Summary of Significant Accounting Policies—Stock-based Compensation” and Note 14 “Employee Compensation Plans” of the Consolidated and Combined Financial Statements in our Annual Report on Form 10-K.
(6)	Granted under Morgan Stanley EICP equity plan and approved by Morgan Stanley Compensation, Management Development and Succession Committee for fiscal year 2006 performance.

Prior to the Spin-Off, extensive analysis was conducted by Discover, Morgan Stanley and their respective compensation consultants to determine competitive practice as it relates to Founder’s Grants. The purpose of the Founder’s Grants was to optimally align the interests of shareholders and executives. Market practices of companies which were spun off over the last twelve years were evaluated to arrive at a market-competitive program. The Founder’s Grants were approved by the Morgan Stanley Compensation Committee pre-spin and subsequently approved by the Discover Compensation Committee post-Spin-Off, on July 2, 2007. The number of units and grant values associated with these awards, as detailed in the Grants of Plan-Based Awards table, were the only form of equity granted to the NEOs during fiscal 2007. The only exception is with respect to Mr. Nelms who exercised a reload feature from 1998 and 2002 restorative stock option awards. The details of these exercises are found in the Grants of Plan-Based Awards table and in the Option Exercises and Stock Vested table above.

Founder’s Grants of RSUs were made under the Discover Financial Services Omnibus Incentive Plan and vest in four equal installments on each of the first four anniversaries of the July 2, 2007 grant date. Vesting of these RSUs will be accelerated in the event of a termination of the executive’s employment (i) in connection with a change in control, (ii) in the event of the executive’s death or disability, or (iii) other than for cause in connection with a force reduction or elimination of the executive’s position, provided that a customary release agreement is executed. Unvested RSUs will be cancelled in the event of a termination of employment for any other reason. Executives who violate non-competition, nonsolicitation, confidentiality, intellectual property or other restrictive covenants within one year after a termination of employment will be required to pay to the Company the value of any RSUs that vested on or after, or within six months prior to, such termination.

Grants of Morgan Stanley RSUs on December 12, 2006 that were converted into Discover RSUs in connection with the Spin-Off vest in two equal installments on January 2, 2009 and January 2, 2010, and all of the RSUs convert into Discover stock on January 2, 2010. The term of these Morgan Stanley RSUs was not varied as a result of this conversion. Vesting of these RSUs will be accelerated in the event of a termination of the executive’s employment (i) in connection with a change in control or change in ownership, (ii) in the event of the executive’s death or disability or (iii) in the event of the executive’s retirement. Unvested RSUs will be cancelled in the event of a termination of employment for any other reason. Vested but unconverted RSUs may be forfeited in the event the executive engages in competitive activity, discloses, uses, or attempts to use propriety information, engages in a wrongful solicitation, makes unauthorized comments, or resigns from employment without having provided proper notice.

Grants of Morgan Stanley stock options on December 12, 2006 that were converted into Discover stock options in connection with the Spin-Off have a term of ten years and vest in two equal installments on January 2, 2009 and January 2, 2010. Vesting of these stock options will be accelerated in the event of a termination of the executive’s employment (i) in connection with a change in control or change in ownership, (ii) in the event of the executive’s death or disability or (iii) in the event of the executive’s retirement. Unvested stock options may be forfeited in the event the executive engages in competitive activity, discloses, uses, or attempts to use propriety information, engages in a wrongful solicitation, makes unauthorized comments, or resigns from employment without having provided proper notice. Unvested stock options will be cancelled in the event of a termination of employment for any other reason.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Prior to June 30, 2007, all employee equity awards (stock options and restricted stock) were granted by Morgan Stanley. At the time of the Spin-Off, Morgan Stanley’s outstanding equity awards for employees of the Company, including the Named Executive Officers, were converted into equity awards of Discover with the same terms and conditions, so that the intrinsic value of the equity award before the Spin-Off was preserved. All unexercised Discover stock options held by Discover employees, including Named Executive Officers, were converted into 2.938 Discover stock options, rounded down to the nearest stock option, and all unvested shares of restricted stock were converted into 2.938 Discover shares of unvested restricted stock, rounded down to the nearest full share of stock. The conversion ratio for all employee equity awards was based on Morgan Stanley’s pre-Spin-Off closing price of $83.88 (the June 29, 2007 closing stock price), divided by Discover’s post-Spin-Off opening stock price of $28.55 (the July 2, 2007 opening stock price). To convert the exercise price of a Morgan Stanley stock option to a Discover stock option, the exercise price for a Morgan Stanley stock option was divided by the same ratio described above (2.938), rounded up to the nearest whole cent.

The following tables provide information for each NEO regarding outstanding stock option awards and unvested stock awards held by each of the Named Executive Officers as of November 30, 2007.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
David W. Nelms	113,583.00	0.00	$20.47	01/02/2010	(2)(3)	50,601.00	878,939.37	(7)
	37,603.00	0.00	$25.36	09/25/2008		153,357.00	2,663,811.09	(8)
	15,876.00	0.00	$25.36	01/02/2009		204,963.00	3,560,207.31	(9)
	56,621.00	0.00	$25.36	09/25/2008		116,950.00	2,031,421.50	(11)
	41,323.00	0.00	$25.36	01/02/2009		502,557.00	8,729,415.09	(12)
	121,407.00	0.00	$22.24	01/02/2011	(2)(4)
	110,703.00	0.00	$19.41	01/02/2012	(2)(5)
	13,961.00	0.00	$18.07	09/25/2008
	41,857.00	0.00	$18.07	09/25/2008
	113,856.00	0.00	$18.87	01/02/2014	(6)
	14,093.00	0.00	$19.67	09/25/2008
	38,396.00	0.00	$19.67	09/25/2008
	8,949.00	0.00	$25.04	01/02/2009
	21,964.00	0.00	$25.04	01/02/2009
	0.00	45,315.00	$26.68	12/12/2016	(10)
	91,421.00	0.00	$27.60	01/02/2013
	32,603.00	0.00	$27.60	01/02/2013

(1)	All equity award values are based on a November 30, 2007 closing stock price of $17.37.
(2)	The option award also includes a “Restoration Option Right” feature.
(3)	75% of the award became exercisable immediately upon grant. The remaining 25% became exercisable on January 2, 2005.
(4)	100% of the award became exercisable on January 2, 2003.
(5)	100% of the award became exercisable on January 2, 2004.
(6)	50% of the award became exercisable on January 2, 2006; and 50% of the award became exercisable on January 2, 2007.

(7)	Mr. Nelms completed the services required to receive 50% of the award on January 2, 2006 and 50% of the award on January 2, 2007. 100% of the award will vest and convert to shares of Discover common stock on September 8, 2008.
(8)	Mr. Nelms completed the services required to receive 50% of the award on January 2, 2007 and 50% of the award on January 2, 2008. 100% of the award will vest and convert to Discover common stock on September 8, 2009.
(9)	Mr. Nelms completed the services required to receive 50% of the award on January 2, 2008 and will complete the services required to receive the remaining 50% of the award on January 2, 2009. 100% of the award will vest and convert to shares of Discover common stock on September 8, 2010.
(10)	50% of the award will become exercisable on January 2, 2009 and 50% of the award will become exercisable on January 2, 2010.
(11)	Mr. Nelms will complete the services required to receive 50% of the award on January 2, 2009 and 50% of the award on January 2, 2010. 100% of this award will vest and convert to shares of Discover common stock on January 2, 2010.
(12)	Stock unit awards vest and convert to shares of Discover common stock ratably for four years on the anniversary of the July 2, 2007 grant date.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Roy A. Guthrie	49,541.00	49,537.00	$18.17	07/21/2015	(2)	5,449.00	$94,649.13	(3)
	0.00	22,231.00	$26.68	12/12/2016	(6)	28,378.00	$492,925.86	(4)
						41,437.00	$719,760.69	(5)
						179,484.00	$3,117,637.08	(7)

(1)	All equity award values are based on a November 30, 2007 closing stock price of $17.37.
(2)	50% of the award became exercisable on January 2, 2007; and 50% of the award became exercisable on January 2, 2008.
(3)	Mr. Guthrie completed the services required to receive 50% of the award on January 2, 2007 and 50% of the award on January 2, 2008. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2009.
(4)	Mr. Guthrie completed the services required to receive 50% of the award on January 2, 2008 and will complete the service required to receive the remaining 50% of the award on January 2, 2009. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2010.
(5)	Mr. Guthrie will complete the services required to receive 50% of the award on January 2, 2009 and 50% of the award on January 2, 2010. 100% of this award will vest and convert to shares of Discover common stock on January 2, 2010.
(6)	50% of the award will become exercisable on January 2, 2009 and 50% of the award will become exercisable on January 2, 2010.
(7)	Stock unit awards vest and convert to shares of Discover common stock ratably for four years on the anniversary of the July 2, 2007 grant date.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Roger C. Hochschild	51,291.00	0.00	$20.47	01/02/2010	(2)	38,996.00	$677,360.52	(7)
	60,702.00	0.00	$22.24	01/02/2011	(3)	136,252.00	$2,366,697.24	(8)
	53,941.00	0.00	$19.41	01/02/2012	(4)	172,034.00	$2,988,230.58	(9)
	92,990.00	0.00	$14.49	01/02/2013	(5)	108,039.00	$1,876,637.43	(11)
	229,429.00	152,946.00	$18.05	01/02/2014		430,763.00	$7,482,353.31	(12)
	87,746.00	0.00	$18.87	01/02/2014	(6)
	0.00	41,860.00	$26.68	12/12/2016	(10)

(1)	All equity award values are based on a November 30, 2007 closing stock price of $17.37.
(2)	100% of the award became exercisable on January 2, 2002.
(3)	100% of the award became exercisable on January 2, 2003.
(4)	100% of the award became exercisable on January 2, 2004.
(5)	100% of the award became exercisable on January 2, 2005.
(6)	50% of the award became exercisable on January 2, 2006; and 50% of the award became exercisable on January 2, 2007.
(7)	Mr. Hochschild completed the services required to receive 50% of the award on January 2, 2006 and 50% of the award on January 2, 2007. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2008.
(8)	Mr. Hochschild completed the services required to receive 50% of the award on January 2, 2007 and 50% of the award on January 2, 2008. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2009.
(9)	Mr. Hochschild completed the services required to receive 50% of the award January 2, 2008 and will complete the service required to receive the remaining 50% of the award on January 2, 2009. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2010.
(10)	50% of the award will become exercisable on January 2, 2009 and 50% of the award will become exercisable on January 2, 2010.
(11)	Mr. Hochschild will complete the services required to receive 50% of the award on January 2, 2009 and 50% of the award on January 2, 2010. 100% of this award will vest and convert to shares of Discover common stock on January 2, 2010.
(12)	Stock unit awards vest and convert to shares of Discover common stock ratably for four years on the anniversary of the July 2, 2007 grant date.

	Option Awards					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Diane E. Offereins	47,630.00	0.00	$20.47	01/02/2010	(2)	3,369.00	$58,519.53	(7)
	57,332.00	0.00	$22.24	01/02/2011	(3)	29,847.00	$518,442.39	(8)
	46,367.00	0.00	$19.41	01/02/2012	(4)	83,979.00	$1,458,715.23	(10)
	98,373.00	0.00	$14.49	01/02/2013	(5)	74,954.00	$1,301,950.98	(11)
	67,159.00	0.00	$18.87	01/02/2014	(6)	43,314.00	$752,364.18	(12)
	0.00	21,576.00	$26.68	12/12/2016	(9)	179,484.00	$3,117,637.08	(13)

(1)	All equity award values are based on a November 30, 2007 closing stock price of $17.37.
(2)	100% of the award became exercisable on January 2, 2002.
(3)	100% of the award became exercisable on January 2, 2003.
(4)	100% of the award became exercisable on January 2, 2004.
(5)	100% of the award became exercisable on January 2, 2005.
(6)	50% of the award became exercisable on January 2, 2006; and 50% of the award became exercisable on January 2, 2007.
(7)	Ms. Offereins completed the services required to receive 100% of the award on January 2, 2001. 100% of this award will vest and convert to shares of Discover common stock on December 4, 2010.
(8)	Ms. Offereins completed the services required to receive 50% of the award on January 2, 2006 and 50% of the award on January 2, 2007. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2008.
(9)	50% of the award will become exercisable on January 2, 2009; and 50% of the award will become exercisable on January 2, 2010.
(10)	Ms. Offereins completed the services required to receive 50% of the award on January 2, 2007 and 50% of the award on January 2, 2008. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2009.
(11)	Ms. Offereins completed the services required to receive 50% of the award on January 2, 2008 and will complete the service required to receive the remaining 50% of the award on January 2, 2009. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2010.
(12)	Ms. Offereins will complete the services required to receive 50% of the award on January 2, 2009 and 50% of the award on January 2, 2010. 100% of this award will vest and convert to shares of Discover common stock on January 2, 2010.
(13)	Stock unit awards vest and convert to shares of Discover common stock ratably for four years on the anniversary of the July 2, 2007 grant date.

	Option Awards					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
Carlos Minetti	173,074.00	0.00	$28.98	01/12/2011	(2)	28,257.00	$490,824.09	(5)
	52,549.00	0.00	$19.41	01/02/2012	(3)	79,575.00	$1,382,217.75	(7)
	84,911.00	0.00	$14.49	01/02/2013	(4)	77,539.00	$1,346,852.43	(8)
	63,584.00	0.00	$18.87	01/02/2014	(6)	103,385.00	$1,795,797.45	(9)
	0.00	22,231.00	$26.68	12/12/2016	(12)	47,813.00	$830,511.81	(10)
						179,484.00	$3,117,637.08	(11)

(1)	All equity award values are based on a November 30, 2007 closing stock price of $17.37.
(2)	One-third of the award became exercisable on January 12, 2002, one-third of the award became exercisable on January 12, 2003, and one-third of the award became exercisable on January 12, 2004.
(3)	100% of the award became exercisable on January 2, 2004.
(4)	100% of the award became exercisable on January 2, 2005.
(5)	Mr. Minetti completed the services required to receive 50% of the award on January 2, 2006 and 50% of the award on January 2, 2007. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2008.
(6)	50% of the award became exercisable on January 2, 2006 and 50% of the award became exercisable on January 2, 2007.
(7)	Mr. Minetti completed the services required to receive 50% of the award on January 2, 2007 and 50% of the award on January 2, 2008. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2009.
(8)	Mr. Minetti completed the services required to receive 50% of the award on January 2, 2008 and will complete service required to receive the remaining 50% of the award on January 2, 2009. 100% of this award will vest and convert to shares of Discover common stock on September 8, 2010.
(9)	Mr. Minetti will complete the services required to receive 100% of the award on January 2, 2010. 50% of the award will vest and convert to shares of Discover common stock on January 2, 2011 and 50% of the award will vest and convert to shares of Discover common stock on January 2, 2012.
(10)	Mr. Minetti will complete the services required to receive 50% of the award on January 2, 2009 and 50% of the award on January 2, 2010. 100% of the award will vest and convert to shares of Discover common stock on January 2, 2010.
(11)	Stock unit awards vest and convert to shares of Discover common stock ratably for four years on the anniversary of the 7/2/07 grant date.
(12)	50% of the award will become exercisable on January 2, 2009 and 50% of the award will become exercisable on January 2, 2010.

OPTION EXERCISES AND VESTING OF STOCK TABLE FOR FISCAL YEAR ENDING NOVEMBER 30, 2007

The following table provides information regarding the number of Discover stock options that were exercised by Named Executive Officers and the number of Discover equity awards that vested during fiscal 2007, and the subsequent value realized from the exercise or vesting of such awards.

	Discover Stock Options(1)		Discover Restricted Stock
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
David W. Nelms	82,520	$4,017,871	20,478	$1,665,988	(4)
	30,008	$1,502,341	70,282	$5,717,792	(4)
	112,528	$7,253,808	61,674	$5,017,488	(4)
	18,756	$1,016,418	77,087	$1,609,962	(5)
	59,037	$2,254,400	—	—

Roy A. Guthrie	—	—	—	—

Roger C. Hochschild	—	—	7,758	$631,152	(4)
	—	—	11,220	$912,803	(4)
	—	—	9,183	$747,083	(4)
	—	—	41,328	$863,135	(5)

Diane E. Offereins	—	—	43,720	$898,883	(6)

Carlos Minetti	—	—	37,738	$775,893	(6)

(1)	Represents the total number of shares underlying stock options that were exercised during fiscal 2007. The value realized upon the exercise of stock options equals the difference between the market price of Morgan Stanley common stock on the date of exercise and the exercise price of the stock options, as the exercise took place prior to the Spin-Off. In aggregate, 119,733 net Morgan Stanley shares were acquired. Using the Spin-Off conversion ratio (2.938), this equates to a total of 351,776 net Discover shares acquired upon exercise.
(2)	Represents the total number of RSUs that reached the scheduled vesting date, and therefore ceased to be subject to cancellation provisions, during fiscal 2007. Includes the number of RSUs that reached the scheduled conversion date but were not converted into shares of Discover common stock. Instead, these RSUs were deferred to preserve full deductibility under Section 162(m) of the IRC. Includes 28,785 deferred Discover RSUs for Ms. Offereins and 30,225 deferred Discover RSUs for Mr. Minetti which converted into shares of Discover common stock on November 30, 2007. Deferred RSUs are also disclosed in the “Executive Contributions” column to the Nonqualified Deferred Compensation Table.
(3)	The amount shown represents the closing price of the Company’s common stock on the scheduled vesting date multiplied by the number of RSUs that reached the scheduled vesting date.
(4)	Represents shares of Morgan Stanley common stock acquired upon December 21, 2006 vesting and conversion to Discover common stock. Vesting occurred prior to Spin-Off.
(5)	Represents shares of Discover common stock acquired upon September 10, 2007 RSU conversion.
(6)	Represents total number of Discover RSUs deferred between September 10, 2007 and November 30, 2007 including 14,935 RSUs for Ms. Offereins and 7,513 RSUs for Mr. Minetti that have been deferred and whose value is reflected in the Nonqualified Deferred Compensation Table.

2007 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David W. Nelms	Discover Financial Services Pension Plan	8.0833	$62,934	—
Roy A. Guthrie	Discover Financial Services Pension Plan	1.1667	$22,680	—
Roger C. Hochschild	Discover Financial Services Pension Plan	7.9167	$52,207	—
Diane E. Offereins	Discover Financial Services Pension Plan	7.8333	$78,670	—
Carlos Minetti	Discover Financial Services Pension Plan	5.7500	$39,989	—

(1)	For actuarial valuation purposes, credited service is attributed through the measurement date of September 30, 2007.
(2)	Service credit and actuarial values are calculated as of September 30, 2007, the plan’s measurement date for the last fiscal year.

The table above lists the amounts we estimate as the present value of accumulated benefits we will pay to each of the Named Executive Officers upon normal retirement. Messrs. Nelms, Hochschild, Guthrie, Minetti and Ms. Offereins each participate in the Discover Financial Services Pension Plan, a defined benefit pension plan intended to qualify under Section 401(a) of the Internal Revenue Code (the “qualified plan”). Pursuant to the qualified plan, benefits are determined with reference to career-average pay limited to $170,000 per year. Benefits under the qualified plan for each calendar year of service generally equal: (i) 1% of the participant’s eligible annual pay; plus (ii) 0.5% of the participant’s eligible annual pay which exceeds the Social Security covered compensation limit. If the Named Executive Officers remain in service until retirement at the annual salary reported in the Salary column to the Summary Compensation Table above, the estimated annual benefits payable under the qualified plan at the earliest age at which a participant may retire with an unreduced benefit (age 65) to Messrs. Nelms, Hochschild, Guthrie, Minetti and Ms. Offereins are set forth above.

NONQUALIFIE D DEFERRED COMPENSATION TABLE FOR FISCAL YEAR ENDING NOVEMBER 30, 2007

Name	Plan Name	Executive Contributions in Last FY ($)(1)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)			Aggregate Withdrawals/ Distributions in Last FY ($)(4)		Aggregate Balance at Last FYE ($)(5)
David W. Nelms	SECAP	$250,000	—		$9,376		—		$259,376
	LCIP	—	—		—		—		—
	KEPER	—	—		—		—		—
	Deferred RSUs	—	—		—		—		—

Roy A. Guthrie	SECAP	—	—		—		—		—
	LCIP	$425,000	—		$66,569		—		$491,569
	KEPER	—	—		—		—		—
	Deferred RSUs	—	—		—		—		—

Roger C. Hochschild	SECAP	—	—		$2,558		—		$56,526
	LCIP	—	—		—		—		—
	KEPER	—	—		—		—		—
	Deferred RSUs	—	—		—		—		—

Diane E. Offereins	SECAP	—	—		—		—		—
	LCIP	$330,000	—		$51,689		—		$381,689
	KEPER	—	—		$11,265		$13,672		$76,211
	Deferred RSUs	$898,883	—	-$	139,467	(7)	$502,619	(8)	$256,798

Carlos Minetti	SECAP	—	—		—		—		—
	LCIP	$255,000	—		$39,941		—		$294,941
	KEPER	—	—		$3,369		$3,218		$27,378
	Deferred RSUs	$775,893	—	-$	118,120	(7)	$527,273	(8)	$130,501

(1)	Includes the number of RSUs that reached the scheduled conversion date but were not converted into shares of Discover common stock on September 10, 2007 as scheduled. Instead, these RSUs were deferred to preserve full deductibility under Section 162(m) of the IRC. Includes 43,720 deferred Discover RSUs for Ms. Offereins and 37,738 deferred Discover RSUs for Mr. Minetti as noted in the Option Exercises and Vesting of Stock Table for Fiscal Year Ending November 30, 2007.
(2)	Reflects earnings during fiscal 2007 as further described in the narrative below.
(3)	LCIP earnings based on a deemed 2:1 co-investment feature. These notional investments are used solely for purposes of calculating earnings and are not payable to the executives. The Company offered a matching notional investment to each LCIP participant equal to 2X original contribution as follows: Roy A. Guthrie, $850,000; Diane E. Offereins, $660,000; Carlos Minetti, $510,000 under which earnings are calculated as though an additional $2 was contributed for every $1 contributed. This feature ended as of the Spin-Off.
(4)	Includes the following values also reported as above market earnings in the Summary Compensation Table. Only pre-Spin-Off earnings are included in the Summary Compensation Table as post-Spin-Off LIBOR earnings are not considered to be above market.

	Earnings Reported in Summary Compensation Table
Executive	LCIP	KEPER
David W. Nelms	$0	$0
Roy A. Guthrie	$55,978	$0
Roger C. Hochschild	$0	$0
Diane E. Offereins	$43,466	$9,623
Carlos Minetti	$33,587	$2,779

(5)	Distributions from KEPER during fiscal 2007. No withdrawals were made from SECAP, KEPER, or LCIP during fiscal 2007 and no distributions were made from SECAP or LCIP during fiscal 2007.
(6)	Balances are valued as of November 30, 2007.

(7)	Reflects change in stock price and dividend payments on RSUs deferred in fiscal 2007 calculated as follows: Value of the deferred RSUs on November 30, 2007 (including any deferred amounts paid during the deferral period) minus the value on the September 10, 2007 deferral date.
(8)	Includes dividend equivalents paid on deferred RSUs in addition to 28,785 deferred RSUs released to Ms. Offereins, and 30,225 deferred RSUs released to Mr. Minetti on November 30, 2007.

The above table contains information with respect to the participation of the Named Executive Officers in the Morgan Stanley’s unfunded nonqualified deferred compensation plans prior to the Spin-Off. Each Named Executive Officer participated in one or more of three non-qualified deferred compensation plans as of June 30, 2007: the Select Employee Capital Accumulation Plan (SECAP), the Key Employee Private Equity Recognition Plan (KEPER), and the Leveraged Co-Investment Plan (LCIP). The Named Executive Officers participated in the plans on the same terms and conditions as other similarly situated employees. Earnings on SECAP and KEPER contributions are based on notional interests in investment earnings and interest on risk capital investments selected by Morgan Stanley. Under SECAP and KEPER, participants generally received plan distributions after dividends, distributions of capital, liquidation proceeds or other distributions that are paid from the underlying investments. LCIP balances increased 13.2% between December 1, 2006 and June 29, 2007. This increase is based on a co-investment feature in which the Company matched participant contributions 2:1. Interest was earned on the larger amount. Mr. Nelms’ SECAP balance increased 1.5% during the period between his contribution date of January 8, 2007 and June 29, 2007. Mr. Hochschild’s SECAP balance increased 2.5% between December 1, 2006 and June 29, 2007. KEPER balances earned between 10.2%-12.2%, depending on the terms of each individual plan, from December 1, 2006 through the Spin-Off date. Effective with the Spin-Off from Morgan Stanley, Discover executives who participated in Morgan Stanley deferred compensation programs were terminated from those plans/programs. All balances were consolidated and increased 2.2% equal to LIBOR between June 30, 2007 and November 30, 2007.

As previously discussed, the balances previously under these plans were distributed to the participants in January 2008.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

Change in Control Severance Policy

On September 21, 2007, the Compensation Committee of our Board of Directors approved the Discover Financial Services Change in Control Severance Policy (the “Policy”), which will apply to members of Discover’s management, including the Named Executive Officers.

Effective September 21, 2007, if any Named Executive Officer is terminated, other than for cause (as defined in the Policy), disability, death or voluntary retirement, including a voluntary termination following a mandatory change in work location, as specified in the Policy, or diminution in salary, benefits or responsibilities, within six months prior to or two years following the occurrence of a change in control (as defined in the Policy), upon Discover’s receipt of a fully-executed irrevocable release in a form satisfactory to Discover, such Executive would be entitled to receive:

•

a lump sum cash payment equal to 1.5 times the sum of his or her annual base salary plus average cash bonus paid in the prior three years, or if the Executive has been an employee for less than three years, the number of years the Executive has been employed by Discover;

•	a lump sum payment equal to the prorated target cash bonus under Discover’s incentive compensation plans for the year of termination;

•	full vesting of all equity-based awards granted to the Named Executive Officer under Discover’s incentive compensation plans;

•	outplacement services for a period of two years at the Company’s expense with a firm chosen by the Company;

•

certain legal fees if the Named Executive Officer commences litigation and, as a result, becomes entitled to receive benefits in an amount greater than those offered by Discover prior to such litigation;

•	A lump sum payment equal to the difference between COBRA and active employee premiums for 24 months; and

•

gross-up payment if total benefit exceeds 110% of the amount that would give rise to excise tax liability (if total benefit does not exceed 110% of the amount that would give rise to excise tax liability, total benefit will be reduced to 100% of such amount).

Upon termination within six months prior to or two years following the occurrence of a change in control, as discussed above, and upon Discover’s receipt of a fully-executed non-competition agreement in a form acceptable to Discover, the Named Executive Officer will receive monthly payments for a period of eighteen months following termination in lieu of the lump sum cash payment, the total amount of such payments equal to 1.5 times the sum of his or her annual base salary and average cash bonus paid in the prior three years, or if the Named Executive Officer has been an employee for less than 3 years, the number of years the Executive has been employed by Discover.

2007 Potential Payments Upon A Termination or Change in Control Table

The following table sets forth the payments that each of our Named Executive Officers would have received under various termination scenarios on November 30, 2007. With regard to the payments on a change in control, the amounts detailed below assume that each Named Executive Officer’s employment was terminated by the Company without “cause” or by the executive for “good reason” within the specified time period of the change in control. None of the Named Executive Officers were eligible for retirement as of November 30, 2007. The tables below assume a stock price of $17.37, the closing price on November 30, 2007.

Pursuant to the terms of our equity plans and outstanding equity award agreements, the vesting of certain outstanding unvested equity awards is accelerated in the event of a change in control, involuntary termination other than for cause, death or disability. The terms of these awards are generally consistent with those summarized in the “Narrative to 2007 Grants of Plan Based Awards Table.”

Executive	Payment Elements	Termination in Connection with a Change in Control ($)	Involuntary Termination Without Cause ($)		Death ($)	Disability ($)	Voluntary Termination or Involuntary Termination With Cause ($)
David W. Nelms	Salary and Other Cash Payments(1)	12,446,667	3,650,000	(8)	0	0	0
	Stock Options(2)	0	0		0	0	0
	Restricted Units(3)	8,729,415	8,729,415		8,729,415	8,729,415	0
	Excise Tax Gross Up(4)	0	0		0	0	0
	Health Coverage(5)	32,766	0		0	0	0
	Other(6)	31,000	0		0	0	0

	Total	21,239,848	12,379,415		8,729,415	8,729,415	0

Roy Guthrie	Salary and Other Cash Payments(1)	4,100,000	1,250,000	(8)	0	0	0
	Stock Options(2)	0	0		0	0	0
	Restricted Units(3)	4,377,670	4,377,670		4,377,670	4,377,670	0
	Excise Tax Gross Up(4)	2,708,291	0		0	0	0
	Health Coverage(5)	32,232	0		0	0	0
	Other(6)	31,000	0		0	0	0

	Total	11,249,193	5,627,670		4,377,670	4,377,670	0

Executive	Payment Elements	Termination in Connection with a Change in Control ($)	Involuntary Termination Without Cause ($)		Death ($)	Disability ($)	Voluntary Termination or Involuntary Termination With Cause ($)

Roger C. Hochschild	Salary and Other Cash Payments(1)	9,793,333	2,680,000	(8)	0	0	0
	Stock Options(2)	0	0		0	0	0
	Restricted Units(3)	7,482,353	7,482,353		7,482,353	7,482,353	0
	Excise Tax Gross Up(4)	0	0		0	0	0
	Health Coverage(5)	32,766	0		0	0	0
	Other(6)	31,000	0		0	0	0

	Total	17,339,452	10,162,353		7,482,353	7,482,353	0

Diane Offereins	Salary and Other Cash Payments(1)	4,100,000	1,250,000	(8)	0	0	0
	Stock Options(2)	0	0		0	0	0
	Restricted Units(3)	5,901,341	5,901,341		5,901,341	5,901,341	0
	Excise Tax Gross Up(4)	0	0		0	0	0
	Health Coverage(5)	18,340	0		0	0	0
	Other(6)	31,000	0		0	0	0

	Total	10,050,681	7,151,341		5,901,341	5,901,341	0

Carlos Minetti	Salary and Other Cash Payments(1)	3,931,667	1,175,000	(8)	0	0	0
	Stock Options(2)	0	0		0	0	0
	Restricted Units(3)	7,781,937	7,781,937		7,781,937	7,781,937	0
	Excise Tax Gross Up(4)	0	0		0	0	0
	Health Coverage(5)	32,766	0		0	0	0
	Other(6)	31,000	0		0	0	0

	Total	11,777,370	8,956,937		7,781,937	7,781,937	0

(1)	Includes severance, pro rata bonus, and consideration for entering into the non-compete agreement.
(2)	Represents the intrinsic value of the accelerated stock options. Options with an exercise price greater than $17.37 have zero intrinsic value.
(3)	All converted equity awards are single trigger. Includes Founder’s Grants (which are double trigger).
(4)	Additional amount provided to the executive to directly offset any excise tax levied on the change in control severance package. Nets to no benefit to Executive.
(5)	Lump sum equal to health and welfare benefits for a 24 month period based on the average COBRA, vision, and dental rates.
(6)	Includes expected outplacement benefits for a 24 month period.
(7)	None of the NEOs was retirement eligible as of November 30, 2007.
(8)	The Company does not have an established involuntary termination policy, but has a historical practice of awarding a lump sum equal to one times the sum of the NEO’s base salary and cash bonus for the last complete fiscal year. Any involuntary termination payment is subject to the approval of the Compensation Committee.

Beneficial Ownership of Company Common Stock

Stock ownership of directors and executive officers.

We encourage our directors, officers and employees to own our Common Stock; owning our Common Stock aligns their interests with your interests as shareholders. All executive committee members, including the executive officers named in the Summary compensation table (Named Executive Officers or NEOs), are subject to Share Ownership Guidelines as described above in our CD&A. This commitment ties a portion of their net worth to the Company’s stock price and provides a continuing incentive for them to work towards superior long-term stock performance.

The following table sets forth the beneficial ownership of Common Stock, as of January 31, 2008, by each of our current directors and NEOs, and by all our current directors and current executive officers as a group and by such persons known to the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company. Unless otherwise indicated below, the address of each person named in the table below is c/o Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015.

Beneficial Owner	Shares of Discover Common Stock Beneficially Owned(1)	Percent of Discover Common Stock Outstanding
UBS AG, Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland(2)	27,624,970	5.8%
FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109(3)	25,085,160	5.3%
Dennis D. Dammerman	—	*
David W. Nelms(4)	1,353,468	*
Roger C. Hochschild(5)	915,847	*
Roy A. Guthrie(6)	119,603	*
Carlos Minetti(7)	552,791	*
Diane E. Offereins(8)	505,183	*
Jeffrey S. Aronin	—	*
Mary K. Bush	—	*
Gregory C. Case	—	*
Robert M. Devlin(9)	352	*
Philip A. Laskawy	—	*
Michael H. Moskow	—	*
Michael L. Rankowitz	4,025	*
E. Follin Smith	—	*
Lawrence A. Weinbach	—	*
Directors and executive officers as a group (20 persons)(10)	4,397,159	*

*	represents beneficial ownership of less than 1%.
(1)	Does not include shares underlying unvested restricted stock units.
(2)	Based on a Schedule 13G Information Statement filed on February 11, 2008 by UBS AG (for the benefit and on behalf of the UBS Global Asset Management business group of UBS AG) regarding its holdings of our Common Stock. In the Schedule 13G, the reporting entities do not affirm the existence of a group within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting power as to 23,679,650 shares and shared dispositive power as to 27,624,970 shares and did not have sole dispositive power or shared voting power as to any shares, in each case, of our Common Stock.
(3)

Based on a Schedule 13G Information Statement filed on February 14, 2008 by FMR LLC (formerly known as FMR Corp.) (“FMR”) and Edward C. Johnson 3d. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G discloses that FMR had sole voting power as to 1,870,579 shares and sole dispositive power as to all 25,085,160 shares. The Schedule 13G states that Mr. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G indicates that 23,192,881 shares are beneficially owned by Fidelity

Management Research Company (“Fidelity”) as a result of acting as an investment adviser to several investment companies (ICs). Mr. Johnson, FMR, through its control of Fidelity, and the ICs each had sole dispositive power as to all such shares. Neither Mr. Johnson nor FMR had sole voting power as to such shares, as such power resides with the ICs’ Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G also indicates that 234,000 shares are beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR, as a result of its serving as investment adviser of certain institutional accounts. Mr. Johnson and FMR, through its control of PGALLC, each had sole dispositive and sole voting power as to all such shares. The Schedule 13G indicates that 7,585 shares are beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, as a result of its serving as an investment advisor to individuals. The Schedule 13G also indicates that 439,210 shares are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR, through its control of PGATC, each had sole dispositive power over all 439,210 shares and sole voting power as to 417,510 shares. The Schedule 13G indicates that 1,211,484 shares are beneficially owned by Fidelity International Limited (“FIL”), an entity independent of FMR. Mr. Johnson is Chairman of FIL, and approximately 47% of the voting power of FIL is held by partnerships controlled by him and his family members. FIL had sole voting and dispositive power as to all such shares. FMR and FIL are of the view that they are not required to attribute to each other shares beneficially owned by the other corporation.

(4)	Includes 306,441 shares underlying vested restricted stock units and 874,216 shares subject to stock options exercisable within 60 days.
(5)	Includes 261,267 shares underlying vested restricted stock units and 652,572 shares subject to stock options exercisable within 60 days.
(6)	Includes 19,637 shares underlying vested restricted stock units and 99,078 shares subject to stock options exercisable within 60 days.
(7)	Includes 154,115 shares underlying vested restricted stock units and 374,118 shares subject to stock options exercisable within 60 days.
(8)	Includes 169,607 shares underlying vested restricted stock units and 316,861 shares subject to stock options exercisable within 60 days.
(9)	Includes 352 shares held by the Devlin Foundation, of which Mr. Devlin’s wife is president.
(10)	Includes 1,174,331 shares underlying vested restricted stock units and 2,936,375 shares subject to stock options exercisable within 60 days.

PROPOSAL 2

Ratification of Appointment of Independent Auditor

The Board of Directors and the Audit Committee recommend to the stockholders the ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”), an independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2008. Deloitte & Touche has served as the independent registered public accounting firm for the Company and its former parent company, Morgan Stanley. Consistent with the regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Deloitte & Touche will be present at the meeting, will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees. The following table summarizes the aggregate fees (including related expenses) for professional services provided by Deloitte & Touche, LLP related to fiscal 2006 and fiscal 2007 (amounts in thousands).

	2007	2006
Audit Fees(1)	$5,485	$4,373
Audit-Related Fees(2)	930	895
Tax Fees	0	0
All Other Fees(3)	1	1

Total	$6,416	$5,269

(1)	Audit Fees services include: (i) the audit of our consolidated and combined financial statements included in our Form 10-K annual report and services attendant to, or required by, statute or regulation; (ii) the audit of the combined financial statements included in our 2007 Registration Statement on Form 10; (iii) reviews of the interim condensed consolidated and combined financial statements included in our quarterly reports on Form 10-Q; (iv) consents and other services related to SEC and other regulatory filings; (v) accounting consultation attendant to the audit; (vi) and our allocation of the Morgan Stanley audit fees related to the former Discover Financial Services business segment of Morgan Stanley.
(2)	Audit-Related Fees services include: (i) data verification and agreed-upon procedures related to asset securitizations; and (ii) assessment and testing of internal controls and risk management processes beyond the level required as part of the audit pursuant to Statement on Auditing Standards No. 70.
(3)	All Other Fees includes fees for seminars presented by Deloitte & Touche LLP.

Our Board recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Policy Regarding Pre-Approval of Independent Auditor Services

In order to assure the continued independence of our independent auditors, the Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services performed by our independent auditor. Under that policy, the Audit Committee pre-approves a list of audit, audit-related and permitted non-audit services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. In addition, the Audit Committee sets pre-approved fee levels for the pre-approved services. Any type of service that is not included on the list of pre-approved services or that exceeds pre-approved fee levels must be specifically pre-approved by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any audit or permitted non-audit service to be performed by the independent auditor, provided that such approvals are presented to the full Audit Committee at the next scheduled meeting and that estimated fees for such services are not in excess of certain limits. The Audit Committee reviews its Pre-approval Policy annually for purposes of assuring its continued appropriateness and compliance with applicable law and listing standards.

Audit Committee Report

The Audit Committee of the Discover Financial Services Board of Directors is comprised of three directors, each of whom is independent under New York Stock Exchange rules and applicable securities laws. The Board of Directors has determined that each member of the Audit Committee is an audit committee financial expert as defined by the SEC. The Committee operates under a written charter adopted by the Board of Directors. The charter is available at http://www.discover.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial reporting process, including establishing and maintaining adequate internal financial controls and the preparation of financial statements. The Company’s independent auditor, Deloitte & Touche, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

Consistent with its charter responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements for fiscal 2007. The Audit Committee has discussed with Deloitte & Touche the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Deloitte & Touche has also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent auditor that firm’s independence and considered whether the provision of services to the Company by the independent auditor is consistent with maintaining their independence.

Based upon the discussions and reviews described above, and subject to the limitations on the Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated and combined financial statements for fiscal 2007 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte & Touche as the Company’s independent auditor for fiscal 2008 and are presenting the selection to the shareholders for ratification.

Submitted by the Audit Committee of the Board of Directors:

Philip A. Laskawy (Chair)

Michael H. Moskow

E. Follin Smith

Other Matters

Section 16(a) beneficial ownership reporting compliance.

The Company believes that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our Common Stock.

Code of Ethics

The Company maintains a Code of Ethics and Business Conduct applicable to all directors, officers and employees, including senior financial officers. The Code of Ethics and Business Conduct is available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.discover.com, or by writing to the attention of: Investor Relations, Discover Financial Services, 2500 Lake Cook Road, Riverwoods, Illinois 60015. Any waivers of the provisions of this Code of Ethics and Business Conduct for directors or executive officers may be granted only in exceptional circumstances by the Board of Directors, or an authorized committee thereof, and will be promptly disclosed to the Company’s shareholders.

Certain transactions

Certain of our directors, officers and certain members of their immediate families have received extensions of credit from Morgan Stanley or us in connection with mortgage loans, credit card transactions and lines of credit. The extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender and did not involve more than normal risk of collectibility or present other unfavorable terms.

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, beneficial owners of 5% or more of our Common Stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy as follows: (i) proposed related person transactions involving executive officers (and/or their immediate family members) other than our chief executive officer or our general counsel will be referred to our chief executive officer or our general counsel for approval or ratification, as applicable; (ii) proposed related person transactions involving our general counsel (and/or the general counsel’s immediate family members) will be referred to our chief executive officer for approval; and (iii) proposed related person transactions involving 5% Company stockholders, directors, director nominees or our chief executive officer (and/or their immediate family members) will be referred to the Nominating and Governance Committee of the Board of Directors for approval or, if the Nominating and Governance Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members. Those reviewing proposed related person transactions shall be provided with full details of the proposed related person transaction. All determinations by our chief executive officer and our general counsel under this Policy shall be reported to the Nominating and Governance Committee at its next regularly scheduled meeting. The Related Person Transactions Policy was adopted by our Board of Directors in September, 2007. Prior to this time, related party transactions (including those discussed below) were not approved pursuant to the Related Person Transactions Policy because the policy was not in effect.

The determinations made under this Policy consider all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the commercial reasonableness of the terms of the proposed transaction;

•	the benefit to the Company;

•	the availability and/or opportunity costs of alternate transactions;

•	the materiality and character of the related person’s (as described above) direct or indirect interest;

•

whether the transaction would, or would be perceived to, present an improper conflict of interest for the Related Person, taking into account: (i) the business of the Company; (ii) the size of the transaction; (iii) the overall financial position of the Related Person; (iv) the direct or indirect nature of the Related Person’s interest in the transaction; (v) whether the transaction is of an ongoing nature; and (vi) any other relevant factors; and

•	if the Related Person is a director (or an Immediate Family Member of a director), the impact on the director’s independence.

Transactions with Morgan Stanley in Connection with Our Spin-Off

We entered into agreements with Morgan Stanley prior to the Spin-Off to govern the terms of the Spin-Off and to define our ongoing relationship following the Spin-Off, allocating responsibility for obligations arising before and after the Spin-Off, obligations with respect to our employees, certain transition services and taxes. We entered into these agreements with Morgan Stanley while we were still a wholly-owned subsidiary of Morgan Stanley and certain terms of these agreements are not necessarily the same as could have been obtained from an independent third party.

Separation and Distribution Agreement

In connection with the Spin-Off, we entered into a separation and distribution agreement with Morgan Stanley that provided, among other things, for the principal corporate transactions required to effect the distribution of our common stock to the holders of record of Morgan Stanley common stock and certain other agreements governing our relationship with Morgan Stanley after the Spin-Off.

In the separation and distribution agreement we agreed to indemnify Morgan Stanley and its directors, officers, employees and affiliates from and against any and all losses arising out of or in connection with (i) any liabilities relating to the Discover business or operations or assets, whether arising before, on or after the Spin-Off or relating to facts occurring before, on or after the Spin-Off, or our failure to pay, perform or otherwise discharge any such liabilities, (ii) any of our financial instruments, and (iii) any breach by us of the separation and distribution agreement. Morgan Stanley agreed to indemnify us and our directors, officers, employees and affiliates from and against any and all losses arising out of or in connection with (i) any liabilities relating to the Morgan Stanley business or operations or assets (except those relating to our company), whether arising before, on or after the Spin-Off or relating to facts occurring before, on or after the Spin-Off, or its failure to pay, perform or otherwise discharge any such liabilities, (ii) any of Morgan Stanley’s financial instruments, and (iii) any breach by Morgan Stanley of the separation and distribution agreement.

In addition, except as provided in the immediately succeeding sentence, we agreed to indemnify Morgan Stanley from and against any and all losses caused by any untrue statement or alleged untrue statement of a material fact contained in our registration statement on Form 10 (including any amendments or supplements thereto) filed in connection with the Spin-Off or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Morgan Stanley agreed to indemnify us from and against any and all losses caused by any such untrue statement or omission or alleged untrue statement or omission arising out of information furnished to us in writing by Morgan Stanley expressly for use in our registration statement on Form 10.

The separation and distribution agreement required us to pay a cash dividend to Morgan Stanley in an amount equal to the excess of our balance sheet capital over the estimated amount determined to be necessary at the time of the Spin-Off. We made a dividend of $350 million in June 2007 to Morgan Stanley and received an equity infusion of $135 million to further adjust our capital to a capital level of approximately $5.5 billion at the time of the distribution, a level which management viewed as appropriate at that time.

In addition, pursuant to the separation and distribution agreement, on June 19, 2007, we declared a special dividend to Morgan Stanley. Pursuant to the special dividend, upon resolution of our outstanding litigation with Visa U.S.A., Inc. and MasterCard Worldwide, after expenses incurred by us in connection with such litigation, we are required to pay Morgan Stanley (1) the first $700 million of value of cash or non-cash proceeds (increased at the rate of 6% per annum until paid in full) (the “minimum proceeds”) and (2) 50% of any proceeds in excess of $1.5 billion, subject to certain limitations and a maximum potential payment to Morgan Stanley of $1.5 billion. All payments by us to Morgan Stanley will be net of taxes payable by us with respect to such proceeds. If, in connection with or following a change in control of our company, the litigation is settled for an amount less than minimum proceeds, we are required to pay Morgan Stanley an amount equal to the minimum proceeds.

Transition Services Agreement

We entered into a transition services agreement with Morgan Stanley pursuant to which Morgan Stanley and Discover provide each other with a variety of services for a period of time, generally not to exceed 18 months, following the distribution. Compensation for transition services that are not marketed to third parties will be determined using an internal cost allocation methodology based on fully loaded cost (e.g., including an allocation of corporate overhead) or, in certain cases, on arm’s-length terms. During fiscal 2007, we paid approximately $15,041,244 to Morgan Stanley for services provided by it under the transition services agreement. Through January 31, 2008, we paid an additional $4,882,380 to Morgan Stanley under the agreement. During fiscal 2007,

Morgan Stanley paid us approximately $1,555,134 for services provided by us under the transition services agreement. Through January 31, 2008, Morgan Stanley paid us an additional $26,873 under the agreement.

Employee Matters Agreements

We entered into employee matters agreements with Morgan Stanley providing for our respective obligations to employees and former employees who are or were associated with Discover (including employees who transfer employment from Morgan Stanley to Discover prior to the distribution), and for other employment and employee benefits matters. Under the terms of the employee matters agreements, Discover generally assumed all liabilities and assets relating to employee benefits for current and former Discover employees, and Morgan Stanley generally retained all liabilities and assets relating to employee benefits for current and former Morgan Stanley employees. Morgan Stanley will administer certain of Discover’s benefit programs for a transitional period under the terms of the transition services agreement. The employee matters agreements also provide for sharing of certain employee and former employee information to enable Discover and Morgan Stanley to comply with their respective obligations. In addition, pursuant to the employee matters agreements, following the Spin-Off, holders of Morgan Stanley restricted stock units (RSUs) and options who were active employees of Discover at the time had their Morgan Stanley RSUs and options converted into newly-issued Discover RSUs and options pursuant to a formula that was intended to preserve the “intrinsic” value of their pre-distribution RSUs and options.

Tax Sharing Agreements

We entered into a U.S. tax sharing agreement with Morgan Stanley setting forth the rights and obligations of Morgan Stanley and us with respect to taxes (other than certain U.K. taxes which, as described below, are governed by a separate U.K. tax sharing agreement). Under the terms of the U.S. tax sharing agreement, we and Morgan Stanley generally are liable for taxes imposed on our respective businesses for taxable periods ending on or before the close of business on the date of the Spin-Off. Under the U.S. tax sharing agreement, we are generally liable for any taxes and other liabilities that are imposed as a result of the separation and distribution failing to qualify as tax-free transactions for federal and state income tax purposes, if such failure is the result of a breach by us or any member of our taxable group of any representation or covenant made by us in the U.S. tax sharing agreement. In fiscal 2007, we paid Morgan Stanley approximately $63,988,510 relating to U.S. and State income taxes.

We have also entered into a U.K. tax sharing agreement with Morgan Stanley in relation to certain U.K. taxes. This U.K. tax sharing agreement provides for (i) payments to be made of, and in respect of, certain U.K. taxes attributable to our business and (ii) the conduct of certain U.K. tax controversies. The U.K. tax sharing agreement also acknowledges that we will be liable for certain U.K. taxes as a result of the separation and distribution.

Transitional Trade Mark License Agreement

Our U.K. business currently uses certain Morgan Stanley trademarks, including on credit cards issued to cardmembers. In connection with the distribution, we have entered into a transitional trade mark license agreement with Morgan Stanley pursuant to which Morgan Stanley has granted to us a royalty-free license of limited scope and use to continue to use certain Morgan Stanley trademarks for up to three years in connection with our U.K. business.

Ongoing Leasehold Arrangements

In fiscal 2007, the Company received $5.5 million in sublease rental income from Morgan Stanley. Morgan Stanley maintains offices at three Company-owned locations in Riverwoods, Illinois; New Albany, Ohio; and

West Valley City, Utah. Through January 31, 2008, the Company received an additional $571,000 in rent. In fiscal 2007, the Company paid $3.0 million in rent expense for subleasing office space from Morgan Stanley in London, England and Glasgow, Scotland.

Investment Banking Services/Investment Banking Agreement

Prior to the Spin-Off, Morgan Stanley & Co. Incorporated (“MS&Co.”) from time to time provided us with investment banking services. In fiscal 2007 until the Spin-Off, the Company paid underwriting fees on credit card securitizations to Morgan Stanley of $6.3 million. In connection with the Spin-Off, we entered into an agreement with MS&Co. pursuant to which MS&Co. has the right to provide certain investment banking services to us for a period of up to three years after the Spin-Off. The terms for these services are consistent with arm’s-length commercially reasonable terms for services of this type. In fiscal 2007 after the Spin-Off, we paid MS&Co. approximately $54,000 for underwriting and investment banking services. Through January 31, 2008, we paid an additional $600,000 to MS&Co.

Mortgage Loan Underwriting and Processing

Prior to the Spin-Off, Morgan Stanley provided marketing and application processing services for a home-mortgage product known as “Discover Home Loans” offered to our customers. Morgan Stanley agreed to continue to provide these services, on an arm’s-length pricing basis, for a transition period of up to 15 months following the Spin-Off. During fiscal 2007, we paid approximately $3,700,684 to Morgan Stanley pursuant to these mortgage loan underwriting and processing services. These services were terminated in fiscal 2007 and through January 31, 2008, we paid an additional $263,674 to Morgan Stanley for services performed in November 2007.

Prior to the Spin-Off, we provided certain marketing, information technology and print and imaging services in connection with Morgan Stanley’s mortgage lending business, including generating billing statements, printing IRS Form 1098s, mail printing, document scanning and storage and loan file management and retrieval. We will continue to provide these services to Morgan Stanley for a transition period of up to 18 months under an agreement that has arm’s-length commercially reasonable terms, including a fee-per-item pricing arrangement consistent with comparable agreements between unrelated parties. During fiscal 2007, Morgan Stanley paid $1,308,264 to us for these services.

Derivative Contracts

Prior to the Spin-Off certain of our subsidiaries had outstanding certain hedging contracts with a subsidiary of Morgan Stanley. The contracts historically utilized are interest rate swaps for interest rate hedging, and were entered into in the ordinary course of business. Each interest rate swap hedges interest rate risks relating to our business and has arm’s-length terms. The terms of the swaps vary in relation to the underlying liability being hedged and have maturity dates ranging from 2007 to 2023. The aggregate notional amount of swaps outstanding with Morgan Stanley at the date of the Spin-Off was approximately $1.15 billion. Because we consider the swaps necessary to our business and because breakage fees would be required to be paid if the swaps were terminated, the swaps remain outstanding pursuant to their terms. We currently hedge our interest-rate exposure with unrelated third parties, as well as Morgan Stanley, on an arm’s-length basis.

Additionally, immediately prior to the Spin-Off, we entered into a foreign currency exchange contract with Morgan Stanley, which matured in September 2007. This contract was to manage risk associated with short-term funding related to our International Card segment with a non-dollar denomination. The notional amount of this contract was £223 million and, as of September 28, 2007, its fair value was a loss of approximately $4.3 million which was paid to Morgan Stanley. This contract was renewed with a notional amount of £226 million and, as of January 31, 2008, its fair value was a gain of approximately $5.5 million which was received from Morgan Stanley.

Repayment of Indebtedness

The Company had short-term and long-term debt obligations to Morgan Stanley prior to the Spin-Off which have all been repaid as of November 30, 2007. At November 30, 2006, the Company had short-term obligations to Morgan Stanley of $6.6 billion. Interest expense on short-term obligations to Morgan Stanley was $142.7 million for the years ended November 30, 2007. At November 30, 2006, the Company had long-term obligations to Morgan Stanley of $1.3 billion. Interest expense on long-term obligations to Morgan Stanley was $31.1 million for the year ended November 30, 2007.

Other Transactions

Morgan Stanley offers mortgage products to the public and provides its employees and certain individuals a discount on select mortgage loan origination fees. Since December 1, 2006 and prior to the Spin-Off, one of our executive officers, Kathryn McNamara Corley, had a mortgage loan from a Morgan Stanley subsidiary bearing interest at 6.625%, which was sold in December 2006. This loan was sold by Morgan Stanley in the ordinary course of business to an unaffiliated third party in December 2006. From December 1, 2006 until its sale, the largest amount of principal outstanding on the mortgage loans was $417,000. This loan was made in the ordinary course of business on substantially the same terms (other than employee discounts on origination fees referred to above), including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons not related to the lender and did not involve more than normal risk of collectibility or other unfavorable terms.

Other Business

Management does not know of any matters to be presented at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

Shareholder Proposals for the 2009 Annual Meeting

Shareholders intending to present a proposal at the 2009 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Kathryn McNamara Corley, Secretary, 2500 Lake Cook Road, Riverwoods, Illinois 60015. We must receive the proposal no later than November 6, 2008.

Shareholders intending to present a proposal at the 2009 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2009 annual meeting no earlier than December 11, 2008 and no later than January 10, 2009. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Secretary.

This Proxy Statement is provided to you at the direction of the Board of Directors.

Kathryn McNamara Corley

Executive Vice President,

General Counsel and Secretary

	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Discover Financial Services’ Board recommends a vote “FOR” each nominee listed below.	Please mark your votes as indicated in this example	☒

					FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. To elect as directors all nominees listed below:				04 Dennis D. Dammerman	☐	☐	☐	08 David W. Nelms	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Jeffrey S. Aronin	☐	☐	☐	05 Robert M. Devlin	☐	☐	☐	09 Michael L. Rankowitz	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
02 Mary K. Bush	☐	☐	☐	06 Philip A. Laskawy	☐	☐	☐	10 E. Follin Smith	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 Gregory C. Case	☐	☐	☐	07 Michael H. Moskow	☐	☐	☐	11 Lawrence A. Weinbach	☐	☐	☐

Discover Financial Services’ Board recommends a vote “FOR” Proposal 2 below.
									FOR	AGAINST	ABSTAIN
							2. To ratify the appointment of Deloitte & Touche LLP as independent auditor		☐	☐	☐

Signature	Signature	Date

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/dfs Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

DISCOVER FINANCIAL SERVICES

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS, APRIL 10, 2008

The undersigned hereby appoints Kathryn McNamara Corley and Simon Halfin, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Discover Financial Services that the undersigned is entitled in any capacity to vote if personally present at the 2008 Annual Meeting of Shareholders to be held on April 10, 2008 and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF DISCOVER FINANCIAL SERVICES’ BOARD OF DIRECTORS.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Discover Financial Services account online.

Access your Discover Financial Services stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Discover Financial Services, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

PRINT AUTHORIZATION	(THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013

SIGNATURE:	DATE:	TIME:
☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)
Registered Quantity (common) 120,050		Broker Quantity 400

	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Discover Financial Services’ Board recommends a vote “FOR” each nominee listed below.	Please mark your votes as indicated in this example	☒

					FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. To elect as directors all nominees listed below:				04 Dennis D. Dammerman	☐	☐	☐	08 David W. Nelms	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Jeffrey S. Aronin	☐	☐	☐	05 Robert M. Devlin	☐	☐	☐	09 Michael L. Rankowitz	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
02 Mary K. Bush	☐	☐	☐	06 Philip A. Laskawy	☐	☐	☐	10 E. Follin Smith	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 Gregory C. Case	☐	☐	☐	07 Michael H. Moskow	☐	☐	☐	11 Lawrence A. Weinbach	☐	☐	☐

Discover Financial Services’ Board recommends a vote “FOR” Proposal 2 below.
									FOR	AGAINST	ABSTAIN
							2. To ratify the appointment of Deloitte & Touche LLP as independent auditor		☐	☐	☐

Signature	Signature	Date

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/dfs-401k Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

DISCOVER FINANCIAL SERVICES

THIS VOTING INSTRUCTION FORM IS BEING PROVIDED TO YOU ON BEHALF OF THE

BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 10, 2008

DISCOVER FINANCIAL SERVICES 2008 VOTING INSTRUCTION FORM FOR PARTICIPANTS IN THE DISCOVER FINANCIAL SERVICES 401(k) PLAN

I hereby direct Mellon Bank, N.A. (“Mellon”), as the trustee under the Discover Financial Services 401(k) Plan (the “401(k) Plan”), to vote, in person or by proxy, all of the shares of Discover Financial Services’ common stock in my account(s) in the 401(k) Plan at the 2008 Annual Meeting of Shareholders to be held on April 10, 2008, and at any and all adjournments or postponements thereof, as indicated on the reverse, and, in its (or the proxies’) discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

I understand that, (A) if I sign, date, and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Mellon will vote or grant proxies for all undirected (other than pursuant to clause (A)) and/or forfeited shares, as applicable, in the same respective proportion as the shares of all participants who have timely delivered properly executed voting instructions, and (C) Mellon will hold my voting instructions in confidence to the extent required by applicable law or regulations or the governing instrument.

Voting instructions must be received by midnight on April 7, 2008 for shares to be voted in accordance with your instructions.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

PRINT AUTHORIZATION	(THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013

SIGNATURE:	DATE:	TIME:
☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)
401k/ESOP/Plans Broker Quantity Color Stripe Green

	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Discover Financial Services’ Board recommends a vote “FOR” each nominee listed below.	Please mark your votes as indicated in this example	☒

					FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. To elect as directors all nominees listed below:				04 Dennis D. Dammerman	☐	☐	☐	08 David W. Nelms	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Jeffrey S. Aronin	☐	☐	☐	05 Robert M. Devlin	☐	☐	☐	09 Michael L. Rankowitz	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
02 Mary K. Bush	☐	☐	☐	06 Philip A. Laskawy	☐	☐	☐	10 E. Follin Smith	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 Gregory C. Case	☐	☐	☐	07 Michael H. Moskow	☐	☐	☐	11 Lawrence A. Weinbach	☐	☐	☐

Discover Financial Services’ Board recommends a vote “FOR” Proposal 2 below.
									FOR	AGAINST	ABSTAIN
							2. To ratify the appointment of Deloitte & Touche LLP as independent auditor		☐	☐	☐

Signature	Signature	Date

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/dfs-ms Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

DISCOVER FINANCIAL SERVICES

THIS VOTING INSTRUCTION FORM IS BEING PROVIDED TO YOU ON BEHALF OF THE

BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 10, 2008

DISCOVER FINANCIAL SERVICES 2008 VOTING INSTRUCTION FORM FOR PARTICIPANTS IN THE MORGAN STANLEY 401(k) PLAN

I hereby direct Mellon Bank, N.A. (“Mellon”), as the trustee under the Morgan Stanley 401(k) Plan (the “401(k) Plan”), to vote, in person or by proxy, all of the shares of Discover Financial Services’ common stock in my account(s) in the 401(k) Plan at the 2008 Annual Meeting of Shareholders to be held on April 10, 2008, and at any and all adjournments or postponements thereof, as indicated on the reverse, and, in its (or the proxies’) discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

I understand that, (A) if I sign, date, and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Mellon will vote or grant proxies for all undirected (other than pursuant to clause (A)) and/or forfeited shares, as applicable, in the same respective proportion as the shares of all participants who have timely delivered properly executed voting instructions, and (C) Mellon will hold my voting instructions in confidence to the extent required by applicable law or regulations or the governing instrument.

Voting instructions must be received by midnight on April 7, 2008 for shares to be voted in accordance with your instructions.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

PRINT AUTHORIZATION	(THIS BOXED AREA DOES NOT PRINT)

To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013

SIGNATURE:	DATE:	TIME:
☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)
401k/ESOP/Plans 50030 Broker Quantity 400 Color Stripe Blue